Exhibit 10.1

Execution Copy

MACQUARIE CAPITAL (USA) INC.

MACQUARIE CAPITAL FUNDING LLC

125 West 55th Street

New York, New York 10019

CONFIDENTIAL

October 28, 2020

American Public Education, Inc.

111 W. Congress Street

Charles Town, WV 25414

Attention: Rick Sunderland, EVP & Chief Financial Officer

Project Hometown

$195,000,000 Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

American Public Education, Inc., a Delaware corporation (the “Company” or “you”), has advised Macquarie Capital (USA) Inc. (“Macquarie Capital”) and Macquarie Capital Funding LLC (“Macquarie Lender” and, together with Macquarie Capital, collectively, “Macquarie”; Macquarie, together with any Additional Arrangers (as defined below) appointed pursuant to Section A of this Commitment Letter, the “Commitment Parties”, “we” or “us” and each, a “Commitment Party”) that the Company intends to consummate the Transactions, as more particularly described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits and Annexes hereto.

In connection with the foregoing, Macquarie Lender is pleased to advise you of its commitment to provide 100% of the Term Loan B Facility (in such capacity, the “Initial Term B Lender”) and 100% of the Revolving Credit Facility (in such capacity, the “Initial Revolving Lender” and together with the Initial Term B Lender and each other Initial Revolving Lender and Initial Term B Lender that is appointed pursuant to Section A of this Commitment Letter by virtue of such person becoming an Additional Arranger, the “Initial Lenders”), in each case, subject solely to the applicable conditions set forth in paragraph E of this Commitment Letter and the Conditions Exhibit attached hereto as Exhibit C (the “Conditions Exhibit”).

Accordingly, the parties hereto agree as follows:

A.	Titles and Roles.

It is agreed that Macquarie Capital will act as lead arranger and bookrunner with respect to the Facilities (in such capacity, the “Lead Arranger” and, together with all Additional Arrangers, collectively, the “Lead Arrangers”) and will perform the duties and have the responsibilities customarily associated with such roles. It is further agreed that, notwithstanding anything to the contrary contained herein, Macquarie shall have “left” and highest placement in any and all marketing materials or other documentation used in connection with the Facilities (notwithstanding any appointment of any additional agents, arrangers or bookrunners for the Facilities) and will perform the duties and have the responsibilities customarily associated with such roles and name placement.

You may, on or prior to the 15th business day after the Acceptance Date (as defined below), appoint additional lead arrangers, bookrunners, managers, agents or co-agents in respect of the Facilities or confer other titles in respect of the Facilities (each such person, an “Additional Arranger”) and you may allocate up to 40% in the aggregate of the commitments and corresponding compensatory economics with respect to each Facility to such Additional Arrangers (it being agreed that (x) each such Additional Arranger (or its affiliate) shall assume a proportion of the commitments with respect to each Facility that is equal to the proportion of the economics allocated to such Additional Arranger (or its affiliate) in respect of such Facility and (y) the commitment amounts of, and the economics allocated to, the Commitment Parties party hereto immediately prior to such appointment in respect of the Facilities will be proportionately reduced by the commitment amounts of, and economics allocated to, each such Additional Arranger (or its affiliate), in each case upon the execution and delivery by such Additional Arranger (or its affiliate) of customary joinder documentation (which may be in the form of an amendment and restatement of this Commitment Letter) (the “Joinder”) and, thereafter, each such Additional Arranger (and its affiliate) shall constitute a “Commitment Party” and “Lead Arranger” and an “Initial Revolving Lender,” “Initial Term B Lender,” and “Initial Lender” under this Commitment Letter and under the Fee Letter referred to below; provided, that no such Additional Arranger shall receive a greater percentage of the economics with respect to the Facilities than Macquarie Capital.

Other than (i) pursuant to the syndication of the Facilities as set forth below and (ii) in the immediately preceding paragraph, no additional agents, co-agents, arrangers, managers or bookrunners will be appointed, and no other titles will be awarded, and, except as expressly set forth herein, in the Fee Letter (as defined below), or in the definitive documentation for the Facilities (collectively, the “Financing Documentation”), no other compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid in connection with the Facilities unless you and we shall agree in writing.

The Company hereby engages Macquarie Lender to act as sole administrative agent and collateral agent for each of the Facilities (the “Administrative Agent”), in each case subject to the terms and conditions of this Commitment Letter.

In addition, please note that Macquarie Capital has been retained by the Borrower as financial advisor (in such capacity, the “Financial Advisor”) to the Borrower in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. The parties hereto also agree that Macquarie shall be entitled to league table credit in connection with its role as a financial advisor in respect of the Acquisition.

B.	Syndication.

Subject to the terms and conditions hereof, the Lead Arrangers intend to syndicate all or a portion of the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, but excluding any Disqualified Institution (as defined below), the “Lenders”), identified by the Lead Arrangers (in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed)) (including any relationship lenders designated by you in consultation with us), that will participate in the Facilities; provided that, the Lead Arrangers will not syndicate to (a) any person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent prior to the date hereof, and (b) any other person that is a competitor of the Company or any of its subsidiaries, which person has been designated by the Company as a “Disqualified Institution” by written notice to (i) prior to the Closing Date, Macquarie or (ii) after the Closing Date, the Administrative Agent, or, in the case of clause (a) or (b), any person that is clearly identifiable as an affiliate of any such designated person on the basis of such person’s name (in each case, other than competitors and affiliates that are bona fide debt funds, investment vehicles or fixed income investors that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business, except to the extent otherwise disqualified pursuant to clause (a) above); provided that no such written identification shall apply retroactively to disqualify any person from being a Lender to the extent such person has already become a Lender; provided, further, that “Disqualified Institutions” shall exclude any person that the Company has designated as no longer being a “Disqualified Institution” by written notice to the Administrative Agent in accordance with the terms set forth above (collectively, the “Disqualified Institutions”).

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Subject to the other terms and conditions of this Commitment Letter, the Lead Arrangers will manage all aspects of any syndication of the Facilities in consultation with the Company, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders (with your consent not to be unreasonably withheld or delayed and, in any case, excluding Disqualified Institutions), the allocation of commitments among the Lenders, and the determination of compensation and titles (such as co-agent, managing agent, etc.), if any, to be given to such Lenders. Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, unless otherwise agreed to by you and except with respect to the Additional Arrangers, (i) no Initial Lender shall be relieved or released from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Facilities, including its commitments to provide the Facilities hereunder, until the initial funding under the Facilities has occurred on the Closing Date, (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments to provide the Facilities hereunder until the initial funding of the Facilities and (iii) unless you and we agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

We intend to commence syndication efforts with respect to the Facilities promptly upon your execution and delivery to us of this Commitment Letter and the Fee Letter, and until the earlier to occur of (i) the date that a Successful Syndication (as defined in the Fee Letter) occurs and (ii) the date that is 45 days after the Closing Date (the period until such earlier date, the “Syndication Period”), the Company agrees to use commercially reasonable efforts to actively assist, to the extent practical and appropriate and not in contravention of any agreement, law, rule or regulation binding upon you, the Lead Arrangers in completing a syndication of the Facilities reasonably satisfactory to the Company and us and will take all action as the Lead Arrangers may reasonably request related thereto. Such assistance shall include: (i) using commercially reasonable efforts to make appropriate members of senior management, advisors and representatives of the Company and its subsidiaries (and appropriate members of senior management of the Acquired Business) available to potential Lenders and rating agencies at mutually agreed times and to provide customary and reasonably available information to potential Lenders and rating agencies at such times and places as the Lead Arrangers may reasonably request; (ii) using commercially reasonable efforts to ensure that the syndication effort benefits from the existing lending and investment banking relationships of the Company and the Acquired Business; (iii) assisting (and, to the extent permitted under the Acquisition Agreement, using commercially reasonable efforts to cause appropriate members of senior management of the Acquired Business to assist) in the preparation and completion of customary Information Materials (as defined below) reasonably satisfactory to the Lead Arrangers regarding the Company, the Acquired Business and the Facilities to be used in connection with the syndication; (iv) the hosting with appropriate members of senior management of the Company and the Lead Arrangers of one meeting with prospective Lenders at a mutually agreed time and location (which may be via video conference) (and to the extent necessary, one or more conference calls at times to be mutually agreed upon with prospective Lenders in addition to any such meeting, including pre-marketing meetings with individual prospective Lenders at mutually agreed times and locations (which may be via video conference)); (v) using commercially reasonable efforts to prepare and provide promptly to the Lead Arrangers all reasonably requested information with respect to the Company and its subsidiaries and the Acquired Business, including without limitation financial projections (such projections, the “Projections”) and other financial information reasonably requested by the Lead Arrangers in connection with the syndication of the Facilities and (vi) using commercially reasonable efforts to attain public credit ratings (but not a specific rating) for the Facilities and public corporate family ratings (but not a specific rating) for the Borrower from each of Standard & Poor’s Rating Services and Moody’s Investors Service, Inc., prior to the launch of general syndication. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality from a third party binding on you, the Acquired Business or any of your or their respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arrangers; provided, further that you will inform us, to the extent legally permitted, that you are withholding any information pursuant to the foregoing. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Acquired Business or members of its management to take (or to refrain from taking) any action shall be subject to any applicable limitation on your rights and obligations as set forth in the Acquisition Agreement. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Lead Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to the Conditions Exhibit.

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Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions, neither the obtaining of the ratings referenced above, nor the commencement or completion of syndication, or receipt of commitments in respect of, of the Facilities, nor the successful completion of the syndication of the Facilities, nor the completion of the Information Materials nor compliance with any other provision set forth in this Commitment Letter (other than the conditions set forth in in paragraph E of this Commitment Letter and the Conditions Exhibit), shall constitute a condition to the commitments hereunder or to the funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda (the “Information Memorandum”) to be used in connection with the syndication of the Facilities (such Information, Projections, other offering and marketing material and presentations and the Information Memorandum, collectively, with any marketing term sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online, Debtdomain or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, the Acquired Business, your or their respective affiliates, or your or their respective securities and who may be engaged in investment and other market related activities with respect to you, the Acquired Business, your or their respective affiliates, or your or their respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). The Lead Arrangers and their respective affiliates shall be entitled to use and rely upon the information contained in the Information Materials without responsibility for independent verification thereof.

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At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of information that is publicly available and/or does not include MNPI with respect to you, the Acquired Business or your or their respective affiliates for the purpose of United States federal and state securities laws, as determined in good faith by you, to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Memorandum that (i) authorize the distribution thereof to prospective Lenders, including a customary “10b-5” representation with respect to the information set forth therein and (ii) confirm that the additional version of the Information Memorandum does not include any MNPI. The Information Memorandum will include a provision that provides for exculpation for you, us and our respective affiliates with respect to any liability related to the use of the contents of the Information Memorandum or related offering and marketing materials or presentations by the recipients thereof. Before distribution of any Information Materials, at the request of the Lead Arrangers, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers, the proposed Lenders and their respective affiliates to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the terms and conditions of the Facilities and (c) drafts and final versions of the Financing Documentation. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent (such consent not to be unreasonably withheld or delayed).

To ensure an orderly and effective syndication of the Facilities, the Company agrees that, until the expiration of the Syndication Period, the Company will not, and will not permit its subsidiaries to, arrange, sell, syndicate or issue, attempt to arrange, sell, syndicate or issue, announce or authorize the announcement of the arrangement, sale, syndication or issuance of any competing credit facilities or debt security (including any renewals thereof) (other than (i) the Facilities, and (ii) any letters of credit, capital leases, purchase money indebtedness and equipment financings) except with the prior written consent of the Lead Arrangers if such arrangement, sale, syndication, issuance or discussion could reasonably be expected to materially impair the primary syndication of the Facilities.

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C.	Information Requirements

The Company represents and warrants to the Lead Arrangers that (in the case of information relating to the Acquired Business prior to the Closing Date, to its knowledge) (i) all written information (other than the Projections and other forward-looking information and information of a general economic or industry-specific nature), that has been or will be made available to the Lead Arrangers or any of the Lenders by the Company or any of their respective representatives (or on its or their behalf) in connection with the Transactions (the “Information”) is or will be, when furnished and taken as a whole, correct in all material respects, and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the Projections have been or will be prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time prepared and at the time the related Projections are so furnished (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). The Company agrees to (a) provide prompt written notice to the Lead Arrangers if you become aware that the representations and warranties made by you with respect to the Information and Projections contained in the preceding sentence have become incorrect (to your knowledge with respect to Information and Projections relating to the Acquired Business prior to the Closing Date) in any material respect at any time prior to the end of the Syndication Period and for any reason and (b) promptly supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections from time to time so that the representations and warranties contained in the preceding sentence remain correct (to your knowledge with respect to Information and Projections relating to the Acquired Business prior to the Closing Date) in all material respects; provided that, the obligation to supplement the Information and Projections under this sentence shall not in any event terminate prior to the Closing Date. In agreeing to the undertakings under this Commitment Letter and in arranging and syndicating the Facilities, the Lead Arrangers are relying on the accuracy of the Information and the Projections without independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, it is understood and agreed that the accuracy of the representations and warranties set forth in this paragraph shall not be a condition to the commitments hereunder or the initial funding of the Facilities on the Closing Date.

D.	Fees & Expenses; Indemnification

1.            Fees & Expenses. The Company agrees to pay or cause to be paid the fees described in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Further, the Company agrees, whether or not the Closing Date occurs, to pay, or to reimburse the Commitment Parties on demand for, all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses (whether incurred before or after the date hereof) incurred by the Commitment Parties in connection with the Facilities, the syndication of the Facilities, the preparation of the Financing Documentation, the due diligence related thereto and in connection with the enforcement of any of any Commitment Party's rights and remedies hereunder or under the Fee Letter, including the reasonable and documented (in reasonable detail) out-of-pocket fees, disbursements, and expenses of counsel to the Commitment Parties (limited to Davis Polk & Wardwell LLP as counsel and Hogan Marren Babbo & Rose, Ltd. as special regulatory counsel (and not in house counsel) and, if reasonably necessary, one local counsel in each relevant jurisdiction for all Commitment Parties, taken as a whole (which may be a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction (which may be a single special counsel acting in multiple jurisdictions) to each group of similarly situated affected Commitment Parties, taken as a whole). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

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2.            Indemnification.  The Company agrees to indemnify and hold harmless each Commitment Party, its affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, consultants, accountants and advisors, and each of their successors and permitted assigns (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon demand for, all costs, losses, claims, damages, liabilities and other out-of-pocket expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Company or any of its subsidiaries or affiliates to the extent arising out of or in connection with this Commitment Letter, the Fee Letter, the Financing Documentation, each of the Facilities, the use of the proceeds thereof, the Transactions or any other transaction related thereto, or any suit, claim, litigation, investigation or other proceeding brought by the Company or the Company’s equity holders, affiliates or creditors or any third person or otherwise related to any of the foregoing, and to reimburse each Indemnified Person within 30 days after receipt of a written request together with customary backup documentation in reasonable detail for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person or the Company or affiliate thereof is a party to any such proceeding (limited to one counsel (but not the in house counsel of any Indemnified Person) and one regulatory counsel for all Indemnified Persons taken as a whole, and, if reasonably necessary, one local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction (which may be a single special counsel acting in multiple jurisdictions) and one regulatory counsel to each group of similarly situated affected Indemnified Persons taken as a whole); provided that the Company shall not be liable to any particular Indemnified Person pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Indemnified Persons (defined below) or (ii) a material breach of the obligations of such Indemnified Person or any such Indemnified Person’s Related Indemnified Persons under this Commitment Letter; provided, further, that the Company shall not be liable to any particular Indemnified Person pursuant to this indemnity for any Losses for any suit, claim, litigation, investigation or other proceeding that is brought by an Indemnified Person against any other Indemnified Person (other than (x) any claims against an Indemnified Person acting in its capacity as an agent, arranger or similar role under the Facilities and (y) claims arising out of any act or omission of the Company or any of your subsidiaries or affiliates, in each case, for the avoidance of doubt, unless such claims would otherwise be excluded pursuant to clause (i) above). The Company shall not be liable for any settlement of any suit, claim, litigation, investigation or other proceeding effected without its prior written consent (such consent not to be unreasonably withheld or delayed). If any settlement of any suit, claim, litigation, investigation or other proceeding is effected with the Company's written consent (or without the Company's consent as provided in the proviso of the preceding sentence) or if there is a judgment by a court of competent jurisdiction in any such suit, claim, litigation, investigation or other proceeding, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent required by and in accordance with the other provisions of this Section D.2. The Company shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person. None of the Indemnified Persons or the Company or your or their respective affiliates or the respective directors, officers, employees, advisors, and agents shall be responsible or liable for (i) any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the obligations under this Commitment Letter by, such person or entity (or any of its Related Indemnified Persons), or (ii) any special, indirect, punitive, exemplary or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, any Facility, the use of proceeds, the Transactions or any related transaction; provided, that nothing contained in this paragraph shall limit the Company’s indemnity and reimbursement obligations to the extent such special, indirect, punitive, exemplary or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under this Section D.2.

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For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, partners, members or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the express instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate, director, officer or employee in this sentence pertains to a controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Facilities.

E.	Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(i)           the only conditions to the commitments hereunder and the availability and funding of any Facility on the Closing Date are those set forth in the Conditions Exhibit and, upon satisfaction (or written waiver thereof by the Initial Lenders) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the availability and funding of the Facilities on the Closing Date (including compliance with the terms of this Commitment Letter, the Fee Letter, the Financing Documentation or the syndication of the Facilities) other than the conditions set forth in the Conditions Exhibit;

(ii)          the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (a) such of the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable affiliate) have the right (taking into account any applicable cure or notice provisions) to terminate your (or your applicable affiliate’s) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) (the representations described in clauses (a) and (b) being the “Closing Date Representations”); and

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(iii)         the terms of the Financing Documentation and any closing deliverables shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions set forth in the Conditions Exhibit are satisfied (or waived in writing by the Initial Lenders) (it being understood that, to the extent any Collateral (including the creation or perfection of any security interest in any Collateral) is not or cannot be provided on the Closing Date (other than the perfection of liens on Collateral that may be perfected by (x) the filing of financing statements under the UCC, or (y) the taking delivery and possession of stock certificates of the Borrower’s material wholly-owned domestic restricted subsidiaries (other than, (x) in the case of the Acquired Business, with respect to any such stock certificate that has not been made available to you at least three (3) business days (as defined below) prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within ten (10) business days after the Closing Date (or such later date as the Administrative Agent may reasonably agree) or (y) where physical delivery of any stock certificates would be impractical because of mandatory restrictions imposed by governmental authorities as a result of COVID-19; provided that, in the case of this clause (y), such stock certificates shall in any event be delivered to the Administrative Agent within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent may reasonably agree)) (in each case, to the extent certificated) evidencing the equity interests required to be pledged pursuant to the Term Sheet with respect to which a lien may be perfected by the delivery of a stock certificate (together with a stock power or similar instrument or transfer endorsed in blank)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such Collateral (including the creation or perfection of any security interest in any Collateral) shall not constitute a condition precedent to the availability or funding of the Facilities on the Closing Date, but may instead be provided within 90 days after the Closing Date pursuant to arrangements to be mutually agreed, subject to such extensions as are reasonably agreed by the Administrative Agent).

“Specified Representations” means the representations and warranties set forth in the Term Sheet and made by the Loan Parties in the Financing Documentation relating to: incorporation or formation of the Loan Parties; organizational existence, power and authority of the Loan Parties to execute, deliver and perform under the Financing Documentation; due authorization, execution, delivery and enforceability of the Financing Documentation by and against the Loan Parties; solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate in the form attached as Annex I to the Conditions Exhibit); no conflicts of the Financing Documentation (limited to the execution, delivery and performance of the applicable Financing Documentation, incurrence of the debt thereunder and the granting of guarantees and security interests in respect thereof) with organizational documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; no use of proceeds of the Facilities in violation of FCPA and OFAC; PATRIOT Act/“know your customer” laws and beneficial ownership regulations; and the creation, validity and perfection of the security interests granted in the intended Collateral to be perfected (subject in all respects to permitted liens as set forth in Loan Documentation and the limitations set forth in the foregoing provisions of this Section). Notwithstanding anything to the contrary contained herein, if any of the Closing Date Representations is qualified or subject to “material adverse effect”, the definition of “Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date.

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This paragraph E, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

F.	Miscellaneous

1.            Termination. You may terminate this Commitment Letter and all or a portion (limited, in the case of any partial termination, to the commitments in respect of the Revolving Credit Facility and/or up to $25 million of commitments in respect of the Term Loan B Facility) of the commitments of the Commitment Parties hereunder with respect to the Facilities at any time upon written notice to the Commitment Parties from you, subject to your surviving obligations as set forth in this Commitment Letter and the Fee Letter.

2.            No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Company, the Commitment Parties and the Indemnified Persons and may not be relied upon by any person or entity other than the parties hereto; no provision hereof shall be deemed to confer rights on any other person or entity.

3.            No Assignment; Amendment. Other than as set forth in paragraph A hereof, this Commitment Letter may not be assigned by any party hereto to any other person or entity without the consent of the other parties hereto (and any attempted assignment without such consent shall be null and void) and the Fee Letter may not be assigned by any party thereto to any other person or entity without the consent of the other parties thereto (and any attempted assignment without such consent shall be null and void), and in each case, all of the rights and obligations of the Company hereunder or under the Fee Letter, as applicable, shall inure to the benefit and be binding upon the permitted successors and assigns of the Company, and all of the rights and obligations of the Commitment Parties hereunder or under the Fee Letter, as applicable, shall inure to the benefit and be binding on any permitted successors and assigns. Notwithstanding anything herein to the contrary, the Lead Arrangers (in their capacity as such, but not in their capacity as Initial Lenders hereunder) may assign their respective rights and obligations to any of its affiliates without the consent of any other party hereto, but no Lead Arranger shall be relieved of its obligations under this Commitment Letter. This Commitment Letter may not be amended or modified or any provision hereof waived (unless otherwise expressly provided herein), in each case, except in writing executed by each of the parties hereto.

4.            Governing Law. This Commitment Letter and the Fee Letter and the rights and obligations of the parties hereunder and thereunder including but not limited to the validity, interpretation, construction, breach, enforcement or termination hereof and thereof, and whether arising in contract or tort or otherwise, shall be construed in accordance with and be governed by the law of the State of New York; provided that the law of the State of Delaware (the “Acquisition Agreement Governing Law”) shall govern in determining (i) the interpretation of a “Material Adverse Effect” (as defined in the Acquisition Agreement) and whether a “Material Adverse Effect” has occurred, the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (taking into account any applicable cure provisions) to terminate your or its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (ii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction) (the matters referred to in this proviso, the “Acquisition Related Matters”). Each of the Company and the Commitment Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to this Commitment Letter, the Fee Letter, any Facility, the use of proceeds thereof or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state court in the State of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter, any Facility and the use of proceeds thereof and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the Company and the Commitment Parties irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Company and the Commitment Parties are or may be subject, by suit upon judgment. Service of any process, summons, notice or document on the Company may be made by registered mail addressed to the Company at the address appearing at the beginning of this Commitment Letter for any suit, action or proceeding brought in any such court pursuant to this Commitment Letter.

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5.            Survival. The provisions of (a) this Section and the expense reimbursement, absence of fiduciary duty, indemnification, confidentiality, governing law, service of process, jurisdiction, venue, waiver of jury trial, information, syndication and waiver of certain defenses provisions of this Commitment Letter and (b) the Fee Letter shall, in each case, remain in full force and effect regardless of, as applicable, whether definitive financing documentation shall be executed and delivered in connection with the Facilities and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (i) expense reimbursement and indemnification as set forth in Section D above, (ii) confidentiality as set forth in Section F.6. below, (iii) governing law, jurisdiction, waiver of jury trial and service of process as set forth in Section F.4. above, (iv) waiver of certain defenses as set forth in Section F.4. above, (v) syndication and information as set forth in Section B above (including the “flex” provisions of the Fee Letter, which will survive until the expiration of the Syndication Period) and (vi) the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time; provided, further, that in the event of any conflict between the provisions of this Commitment Letter that survive the initial funding under the Financing Documentation and the corresponding provisions of the Financing Documentation, the provisions of the Financing Documentation shall govern.

6.            Confidentiality. The Company will not disclose or permit disclosure of this Commitment Letter or the Fee Letter nor the contents of this Commitment Letter or the Fee Letter, without the consent of the applicable Commitment Party, to any person or entity, either directly or indirectly, orally or in writing, except (i) to the Company’s affiliates and the Seller and their and the Company’s respective officers, employees, directors, agents, shareholders, partners, members, accountants, advisors, investors, potential investors, consultants, professionals, legal counsel and other experts or agents, in each case to the extent involved in the Transactions on a confidential basis (provided that any disclosure of the Fee Letter or its contents to the Seller or its officers, employees, directors, agents, shareholders, partners, members, accountants, advisors, investors, potential investors, consultants, professionals, legal counsel and other experts or agents shall be redacted in a manner reasonably satisfactory to the Commitment Parties, including in respect of any fees, interest rates and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing contemplated thereby, unless, in either case, the Commitment Parties otherwise consent), (ii) as required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena or order of any judicial, administrative or legislative body or committee or in any pending legal, judicial or administrative proceeding or as requested by a governmental authority or regulatory or self-regulatory authority, upon the reasonable advice of your legal counsel (in which case the Company agrees to inform the Commitment Parties prior to such disclosure to the extent practicable and not prohibited by applicable law), (iii) the existence of this Commitment Letter and the contents of the Term Sheet (but not this Commitment Letter or the Fee Letter) may be disclosed to any rating agency in connection with the transactions contemplated hereby, (iv) in connection with the exercise of any remedy or the enforcement of any of the Company’s rights hereunder or the Fee Letter, (v) the Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Facilities, and (vi) if we consent in writing to such proposed disclosure, in each case, on a confidential basis; provided that the Company may disclose (a) the aggregate fee amounts and interest expense contained herein or in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the transactions contemplated hereby to the extent customary or required in offering and marketing materials for the Facilities or in any public filing relating to the transactions contemplated hereby and (b) this Commitment Letter, the Fee Letter and the contents hereof and thereof to any prospective equity investor or Additional Arrangers, in each case, on a confidential basis. The Company and your affiliates’ obligations under this paragraph (other than in respect of the Fee Letter and the fees and substance thereof) shall terminate automatically upon the Closing Date; provided that, in any event, the provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

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The Lead Arrangers and their respective affiliates will use all non-public information provided to us or such affiliates by or on behalf of the Company or your affiliates hereunder or in connection with the Facilities solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided, that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (including any self-regulatory authorities), in each case, based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authorities) exercising examination or regulatory authority (including any self-regulatory authorities) or in cases where any governmental and/or regulatory authority (including any self-regulatory authorities) has requested otherwise), to the extent practicable and not prohibited by applicable law, rule, or regulation, to inform the Company thereof as soon as practicable prior to disclosure), (b) upon the request or demand of any governmental or regulatory authority (including any self-regulatory authorities) having jurisdiction over the Commitment Parties or any of their affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authorities) exercising examination or regulatory authority or in cases where any governmental and/or regulatory authority has requested otherwise), to the extent practicable and not prohibited by applicable law, to inform the Company thereof as soon as practicable prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates, officers, directors, employees, legal counsel, auditors, professionals or agents in violation of any confidentiality obligations owing to the Company or any of its affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company, the Company’s investors or any of their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties without the use of confidential information, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, shareholders, partners, employees, legal counsel, independent auditors, advisors, consultants, professionals and other experts or agents who need to know such information in connection with the Facilities, the use of proceeds thereof, or any other transaction contemplated hereby, and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential, (g) to actual, potential or prospective Lenders, agents, arrangers, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Company or any of the Company’s subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided, that the disclosure of any such information to any such Lender, agent, arranger, participant or assignee shall be made subject to the acknowledgment and acceptance by such Lender, agent, arranger, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or customary in the term loan syndication loan market or as is otherwise reasonably acceptable to the Company and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Commitment Parties (which shall in any event be no less protective than customary market standards) for dissemination of such type of information (including “click-through” agreements), (h) for purposes of establishing a “due diligence” defense in any legal proceeding (i) to rating agencies or (j) to the extent the Company shall have consented to such disclosure in writing. The Commitment Parties’ and their affiliates’ obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the applicable Financing Documentation upon the Closing Date; provided, that, in any event, the provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

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The Lead Arrangers may, in consultation with you, place a standard “tombstone” or other advertisement in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder and under the Financing Documentation. The Lead Arrangers agree to provide the Company with sufficient time to review any reference to the Company or its affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written disclosure prior to public release.

Without limitation of the foregoing, the Company hereby authorizes the Lead Arrangers and their respective affiliates to download copies of its and its affiliates’ trademark logos from its and its affiliates’ websites and: (i) post copies thereof on the workspace established by the Lead Arrangers to syndicate the Facilities and (ii) use such logos on any confidential information memorandum, presentations and other marketing materials prepared in connection with the syndication of the Facilities.

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7.            No Fiduciary Duty. The Company acknowledges and agrees that (i) the transactions contemplated pursuant to this Commitment Letter and the Fee Letter are an arm’s-length commercial transaction between you and your affiliates, on the one hand and the Commitment Parties, on the other, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter; (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, the Commitment Parties are and have been acting solely as a principal and is not the agent or fiduciary of the Company or its affiliates, stockholders, creditors, employees or any other party; (iii) the Commitment Parties have not assumed an advisory responsibility or fiduciary duty in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties have advised or is currently advising the Company on other matters) and the Commitment Parties have no obligation to the Company except those expressly set forth in this Commitment Letter and the Fee Letter; (iv) the Commitment Parties and their affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and the Commitment Parties have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter or the Fee Letter; and (v) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against the Commitment Parties with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter or the Fee Letter.

You acknowledge that each Lead Arranger is a full service financial firm engaged in trading, market making and brokerage activities as well as providing commercial and investment banking investment management, financial advisory, principal investment, financial planning, benefits counseling, risk management, hedging, financing, and other financial and non-financial services. In the ordinary course of business, the Lead Arrangers or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, and your affiliates and your and their respective subsidiaries and other companies with which you, your affiliates and your and their respective subsidiaries may have commercial or other relationships. With respect to any securities or financial instruments so held by the Lead Arrangers or any of their respective affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You also acknowledge that the Lead Arrangers and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons or companies in respect of which you or your affiliates may have conflicting interests regarding the transactions described herein or otherwise. None of the Lead Arrangers nor any of their respective affiliates will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other persons or companies (other than your affiliates). You also acknowledge that the Commitment Parties have no obligation to use in connection with the Transactions or this Commitment Letter or the Fee Letter, or to furnish to you, confidential information obtained by it from other persons or companies.

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8.            Affiliates. The Lead Arrangers reserve the right to employ the services of its affiliates or branches in providing services contemplated hereby or by the Fee Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Lead Arrangers hereunder and under the Fee Letter, but no Lead Arranger shall be relieved of its obligations under this Commitment Letter or the Fee Letter.

9.            Enforceability. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith definitive documentation for the Facilities by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to the conditions set forth in paragraph E of this Commitment Letter and the Conditions Exhibit and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein; provided that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facilities.

10.          Counterparts. This Commitment Letter and the Fee Letter may be executed in multiple counterparts, and by different parties hereto in any number of separate counterparts, all of which taken together shall constitute one original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart hereof.

11.          Entire Agreement. This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, the Company and their affiliates with respect to the Facilities, and supersede all prior understandings and agreements among the parties relating to the subject matter hereof. However, the terms and conditions of the undertakings of the Commitment Parties and the undertaking of the Commitment Parties hereunder are not limited to those set forth herein or in the Fee Letter; those matters not covered or made clear herein are subject to mutual agreement of the parties.

12.          PATRIOT Act. The Commitment Parties and each Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (as amended from time to time, the “Beneficial Ownership Regulation”), it and its affiliates are required to (i) obtain, verify and record information that identifies the Company, each borrower, and each guarantor of the Facilities, which information includes the names, addresses, tax identification numbers and other information regarding the Company, such borrowers, and such guarantors that will allow the Commitment Parties and such Lender to identify the Company, such borrowers, and such guarantors in accordance with the PATRIOT Act and (ii) obtain a certification regarding beneficial ownership (a “Beneficial Ownership Certification”) from any Borrower and any Guarantor under the Facilities, which certification shall be similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties, each Lender and their respective affiliates. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on October 28, 2020. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence (the date of receipt by us of such executed counterparts, the “Acceptance Date”). In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Time (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension and subject to your surviving obligations as set forth in Section E.5. and the Fee Letter. “Expiration Time” means 11:59 p.m., New York City time, on the day that is the earliest of (i) the Closing Date, (ii) the consummation of the Acquisition with or without the funding of the Facilities, (iii) five (5) business days following the termination by you of the Acquisition Agreement prior to the closing of the Acquisition and (iv) five business days following the “End Date” (as defined in, and as it may be extended pursuant to the express provisions of, the Acquisition Agreement as in effect on the date hereof, but which shall not exceed December 31, 2021); provided that the termination of any commitment pursuant to this sentence does not, subject to the other provisions of this Commitment Letter, prejudice your rights and remedies in respect of any prior breach or repudiation of this Commitment Letter.

[Signature Pages Follow]

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We look forward to working with you on this important transaction.

Very truly yours,

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Michael Barrish
Name: Michael Barrish
Title: Managing Director

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Managing Director

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Michael Barrish
Name: Michael Barrish
Title: Authorized Signatory

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

ACCEPTED AND AGREED
as of the date first written above:

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Angela K. Selden

Name:	Angela K. Selden
Title:	President and CEO

[Signature Page to Project Hometown Fee Letter]

CONFIDENTIAL

EXHIBIT A

Project Hometown

$195,000,000 Senior Secured Credit Facilities

Transaction Description

Capitalized terms used but not defined in this Exhibit A (the “Transaction Description”) shall have the meanings set forth in the other Exhibits and Annexes to the Commitment Letter to which this Transaction Description is attached (the “Commitment Letter”) or in the Commitment Letter.

American Public Education, Inc., a Delaware corporation (the “Company”), intends to, directly or indirectly acquire (the “Acquisition”) all of the units of membership interests in Rasmussen, LLC, a Delaware limited liability company (the “Target,” and the Target, together with all subsidiaries of the Target, the “Acquired Business”) from FAH Education, LLC, a Delaware limited liability company (the “Seller”) pursuant to the Membership Interest Purchase Agreement dated as of October 28, 2020 (together with the exhibits and schedules thereto, such agreement as in effect on the date hereof the “Acquisition Agreement”), and concurrently with the consummation of the Acquisition, refinance in full all amounts due or outstanding under the Credit Agreement, dated as of March 15, 2019 (as amended by the First Amendment to Credit Agreement, dated as of May 2, 2019, the Second Amendment to Credit Agreement, dated as of February 10, 2020 and the Third Amendment to Credit Agreement, dated as of June 19, 2020, the “Existing Credit Agreement”), by and among Rasmussen College, LLC, the Seller, the Target, the other obligors party thereto and SunTrust Bank as administrative agent (the “Refinancing”).

The sources of funds needed to effect the Acquisition and the Refinancing and to pay all fees and expenses incurred in connection with the Transactions (the “Transaction Costs”) are expected to be financed from (i) available cash of the Borrower, (ii) a $175 million term loan facility (subject to increase at the Borrower’s election, to the extent required to account for any original issue discount and/or upfront fees with respect to the Facilities required pursuant to the exercise of the “market flex” provisions of the Fee Letter) (the “Term Loan B Facility”), (iii) a $20 million cash flow revolving credit facility (the “Revolving Credit Facility”, and together with the Term Loan B Facility, the “Facilities”; and the definitive documentation for the Facilities is referred to herein as the “Financing Documentation”) and (iv) the issuance by the Company of its Series A Preferred Stock to the Seller (the “Series A Preferred Stock”). The date on which the Acquisition and the Refinancing are consummated and the initial borrowings are made under the Term Loan B Facility is referred to herein as the “Closing Date”. The transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

CONFIDENTIAL

EXHIBIT B

Project Hometown

$195,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Facilities (as defined below). Capitalized terms used but not defined in this “Summary of Principal Terms and Conditions” (the “Term Sheet”) shall have the meanings set forth in the other Exhibits and Annexes to the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Term Sheet shall be determined by reference to the context in which it is used.

Borrower:	American Public Education, Inc., a Delaware corporation (the “Borrower”).

Administrative Agent:	Macquarie Capital Funding LLC will act as sole administrative agent and sole collateral agent in respect of the Facilities (collectively, in such capacities, the “Administrative Agent”) and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:	Macquarie Capital (USA) Inc. will act as lead arranger and bookrunner for the Facilities (the “Lead Arranger”) and will perform the duties customarily associated with such roles.

Facilities:

A. Term Loan B Facility

1. Amount: Term loan facility in an aggregate principal amount of $175 million (the “Term Loan B Facility”) (subject to increase at the Borrower’s election, to the extent required to account for any original issue discount and/or upfront fees with respect to the Facilities required pursuant to the exercise of the “market flex” provisions of the Fee Letter).

2. Use of Proceeds: The loans made pursuant to the Term Loan B Facility (the “Term B Loans,” and the Lenders under the Term B Loans, the “Term B Lenders”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

3. Maturity: The final maturity date of the Term Loan B Facility shall be 6 years from the Closing Date (the “Term Loan B Maturity Date”).

4. Amortization: (i) The Term Loan B Facility will amortize in equal quarterly instalments in an aggregate amount equal to 5% per annum of the original aggregate principal amount of the Term Loan B Facility, beginning with the first full fiscal quarter ending after the Closing Date, with the balance payable on the maturity date of the Term Loan B Facility; provided that the Financing Documentation shall provide the right for individual Term B Lenders to agree to extend the maturity date of all or a portion of the outstanding loans under the Term Loan B Facility upon the request of the Borrower and without the consent of any other Term B Lender; it being understood that each Term B Lender under the applicable tranche or tranches of the Term Loan B Facility that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term B Lender in such tranche or tranches (it further being understood that no existing Term B Lender will have any obligation to commit to any such extension); provided, further, that any such extension, without limitation, may, subject to the Borrower’s consent, contain an increase in the interest rate payable with respect to such extended loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions, but, subject to exceptions to be agreed (including providing for covenants and terms that apply solely to any period after the latest maturity date of any non-extending Term Loans), shall be on terms that are not materially more favorable to lenders agreeing to such extension than the terms of the Term Loan B Facility.

5. Availability: Term B Loans may only be incurred on the Closing Date. No amount of Term B Loans once repaid may be reborrowed.

B. Revolving Credit Facility

1. Amount: Revolving credit facility in an aggregate principal amount of $20 million (the “Revolving Credit Facility” and, together with the Term Loan B Facility, the “Facilities”).

2. Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans,” and the Lenders under the Revolving Credit Facility, the “Revolving Lenders”) shall be utilized for working capital, capital expenditures and general corporate purposes of the Borrower and its restricted subsidiaries; provided that, the Revolving Credit Facility may not be utilized on the Closing Date to pay amounts owing to finance the Acquisition and the Refinancing or to pay any Transaction Costs, except (i) to the extent required to account for or fund any original issue discount and/or upfront fees with respect to the Facilities required pursuant to the exercise of the “market flex” provisions of the Fee Letter, (ii) Letters of Credit (as defined below) may be issued on the Closing Date to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility), (iii) for purchase price adjustments or equivalent adjustments, (iv) to pay amounts owing to finance the Acquisition and the Refinancing or to pay any Transaction Costs and (v) to fund working capital needs; provided that amounts in respect of clauses (iii), (iv) and (v) shall not exceed $5 million.

C-2

3. Maturity: The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”); provided that the Financing Documentation shall provide the right for individual Revolving Lenders to agree to extend the commitments and/or the maturity date of all or a portion of the outstanding loans under the Revolving Credit Facility upon the request of the Borrower and without the consent of any other Revolving Lender; it being understood that each Revolving Lender under the applicable tranche or tranches of the Revolving Facility that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Revolving Lender in such tranche or tranches (it further being understood that no existing Revolving Lender will have any obligation to commit to any such extension); provided, further, that any such extension, without limitation, may, subject to the Borrower’s consent, contain an increase in the interest rate payable with respect to such extended commitments and/or loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions.

4. Availability: Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the Financing Documentation. Revolving Loans shall be funded in United States dollars and such other currencies as may be approved by the Administrative Agent and the Revolving Lenders.

5. Letters of Credit: Up to the full amount of the Revolving Credit Facility will be available for the issuance of stand-by letters of credit (“Letters of Credit”) by Macquarie Lender and each Additional Agent (or its lending affiliate) participating in the Revolving Credit Facility on the Closing Date (each, an “Issuing Lender”) to support obligations of the Borrower and its restricted subsidiaries; provided that Macquarie Lender shall only be required to issue standby letters of credit denominated in U.S. dollars; provided, further that each Issuing Lender shall have a letter of credit commitment that is proportionate with its commitment under the Revolving Credit Facility and shall issue Letters of Credit pro rata based on such letter of credit commitment. Maturities for Letters of Credit will not exceed twelve months (unless otherwise agreed to the applicable Issuing Lender), renewable annually thereafter in the case of standby Letters of Credit and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements acceptable to the applicable Issuing Lender). Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

C-3

Swingline Loans:	A portion of the Revolving Credit Facility in an amount of not less than $5 million (the “Swingline Sublimit”) shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent (in its capacity as swingline lender, the “Swingline Lender”) on same-day notice. Except for purposes of calculating the commitment fee described in Annex I to the Fee Letter, any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. Swingline Loans shall be funded in United States dollars.

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Incremental Facilities:	The Borrower will have the right to obtain from existing Lenders or prospective lenders incremental commitments (in each case in an aggregate principal amount of not less than $5.0 million) consisting of one or more (i) increases to the Revolving Credit Facility or increases in existing classes of term loans (any such increase, an “Incremental Increase”), and/or (ii) separate classes of additional term loans (“Incremental Term Loans”) to be made available under the Financing Documentation (each, an “Incremental Term Facility” and, together with the Incremental Increases, the “Incremental Facilities”) in an aggregate amount not to exceed the sum of (w) an amount equal to (I) the greater of (i) $91 million and (ii) 100% of Consolidated EBITDA minus (II) the aggregate principal amount of Incremental Equivalent Debt incurred in reliance on this clause (w) minus (III) the aggregate principal amount of Permitted Ratio Debt (as defined below) incurred in reliance on this clause (w); plus (x) all voluntary prepayments, debt buybacks (which shall be credited to the extent of the actual purchase price paid in cash for such loans purchased or retired in connection with such buyback), and payments utilizing the yank-a-bank provisions of the Term B Loans, any Incremental Term Loans, Revolving Loans (to the extent accompanied by a permanent reduction of the underlying commitment) and/or any prepayments or repurchases, redemptions and other retirements of Incremental Equivalent Debt (as defined below) (other than voluntary prepayments, repurchases, redemptions and other retirements to the extent funded by a contemporaneous refinancing with long-term funded indebtedness); provided that such amount may only be utilized to incur indebtedness that is pari passu with or junior to the indebtedness prepaid or repaid (the amount under clauses (w) and (x), the “Incremental Dollar Basket”); plus (y) an additional amount (the amount available under this clause (y), the “Incremental Ratio Basket”), so long as, on a pro forma basis after giving effect to the incurrence of any Incremental Facility, any acquisition consummated in connection therewith, any refinancing of debt and all other appropriate pro forma adjustments and subject to, in each case as of the effective date of the respective Incremental Facility, (1) if such Incremental Facility is secured by a lien on the Collateral (as defined below) that is pari passu with the lien securing the Facilities, the First Lien Net Leverage Ratio (as defined below) does not exceed 0.50x above the Closing Date First Lien Net Leverage Ratio (as defined below) (or, in the case of any Incremental Facility incurred to finance a Permitted Acquisition or similar investment permitted under the Financing Documentation, the First Lien Net Leverage Ratio as of the last day of the then most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered), (2) if such Incremental Facility is secured by a lien on the Collateral that is junior to the lien securing the Facilities, such Incremental Facility shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent, and the Secured Net Leverage Ratio (as defined below) does not exceed 0.75x above the Closing Date Secured Net Leverage Ratio (as defined below)(or, in the case of any Incremental Facility incurred to finance a Permitted Acquisition or similar investment permitted under the Financing Documentation, the Secured Net Leverage Ratio as of the last day of the then most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered), or (3) if such Incremental Facility is unsecured, (I) the Total Net Leverage Ratio does not exceed 1.00x above the Closing Date Total Net Leverage Ratio (as defined below) (or, in the case of any Incremental Facility incurred to finance a Permitted Acquisition or similar investment permitted under the Financing Documentation, the Total Net Leverage Ratio as of the last day of the then most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered) or (II) the Interest Coverage Ratio (as defined below) on a pro forma basis is not less than 2.00:1.00; provided that the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, for purposes of satisfying this clause (y), shall be calculated (A) assuming that any Incremental Increases with respect to the Revolving Credit Facility is fully funded and (B) excluding (I) for cash netting purposes, any proceeds of any Incremental Facility and (II) any other amounts incurred under the Incremental Dollar Basket concurrently with the incurrence of the applicable Incremental Facility, in which case the applicable leverage ratio shall be permitted to exceed the maximum ratio set forth above to the extent such amounts were incurred in reliance on the Incremental Dollar Basket.

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“Closing Date First Lien Net Leverage Ratio” means the First Lien Net Leverage Ratio on the Closing Date (as defined below) (after giving pro forma effect to the Transactions and based on the Consolidated EBITDA (as defined in a manner to be agreed) of the Borrower and its restricted subsidiaries for the previously ended four-fiscal quarter period for which financial statements have been delivered).

“Closing Date Secured Net Leverage Ratio” means the Secured Net Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions and based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the previously ended four-fiscal quarter period for which financial statements have been delivered).

“Closing Date Total Net Leverage Ratio” means the Total Net Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions and based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the previously ended four-fiscal quarter period for which financial statements have been delivered).

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt (which shall be defined as (a) the outstanding principal amount of indebtedness for borrowed money or evidenced by bonds, notes, debentures, credit agreements or similar instruments (including any obligations in respect of drawn letters of credit that have not been reimbursed), purchase money indebtedness and capital lease obligations and (b) all guarantees with respect to outstanding indebtedness of the types specified in clause (a) of persons other than the Borrower or any restricted Subsidiary, and in any event shall exclude swap obligations, undrawn letters of credit, and earnouts and purchase price adjustment liabilities) secured by first priority liens as of such date to (b) Consolidated EBITDA of the Borrower and its restricted subsidiaries for the previously ended four-fiscal quarter period for which financial statements have been delivered. For purposes of calculating the First Lien Net Leverage Ratio, the Borrower may net unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries against Consolidated Total Debt. In the event that any additional OID or upfront fees are implemented pursuant to the Flex Provisions, any First Lien Net Leverage Ratio tests set forth herein shall be adjusted to account for the additional interest expense or additional indebtedness and to maintain the agreed cushion taking into account such additional interest expense or additional indebtedness.

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“Interest Coverage Ratio” will be defined as the ratio of (i) Consolidated EBITDA to (ii) consolidated interest expense (excluding (1) amortization of deferred financing fees, (2) to the extent directly related to the Transactions, expenses arising from financing fees, (3) expenses arising from the discounting of indebtedness in connection with the application of recapitalization and/or acquisition accounting, (4) penalties and interest relating to taxes and (5) non-cash interest expense attributable to movements in the mark-to-market valuation of hedging or other derivative obligations and/or any payment obligation arising under any hedge agreement or other derivative instrument (other than interest rate hedge agreements or other derivative instruments).

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt secured by liens as of such date to (b) Consolidated EBITDA of the Borrower and its restricted subsidiaries for the previously ended four-fiscal quarter period for which financial statements have been delivered. For purposes of calculating the Secured Net Leverage Ratio, the Borrower may net unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries against Consolidated Total Debt. In the event that any additional OID or upfront fees are implemented pursuant to the Flex Provisions, any Secured Net Leverage Ratio tests set forth herein shall be adjusted to account for the additional interest expense or additional indebtedness and to maintain the agreed cushion taking into account such additional interest expense or additional indebtedness.

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“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA of the Borrower and its restricted subsidiaries for the previously ended four-fiscal quarter period for which financial statements have been delivered. For purposes of calculating the Total Net Leverage Ratio, the Borrower may net unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries against Consolidated Total Debt. In the event that any additional OID or upfront fees are implemented pursuant to the Flex Provisions, any Total Net Leverage Ratio tests set forth herein shall be adjusted to account for the additional interest expense or additional indebtedness and to maintain the agreed cushion taking into account such additional interest expense or additional indebtedness.

Every ratio test that requires compliance with the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio in determining whether any action shall be permitted shall also require pro forma compliance with the Financial Covenant.

For purposes of calculating Consolidated EBITDA and financial ratios (other than, in the case of such events that occur after the last day of the applicable four-fiscal quarter period, for the Financial Covenant, step-downs in the Excess Cash Flow sweep percentage (except to the extent resulting from a voluntary debt payment), the Asset Sale Stepdowns and step-downs in the applicable margin), pro forma effect will be given to acquisitions and other investments, material dispositions and certain other specified transactions. In relation to leases, Consolidated EBITDA, together with all the financial ratios and baskets will be calculated in accordance with GAAP without giving effect to ASC 842. Consolidated EBITDA will be determined with respect to Borrower and its restricted subsidiaries and be defined in a manner consistent with the Documentation Principles and will include, without limitation and without duplication, add-backs (and corresponding deductions, to the extent applicable and consistent with the Documentation Principles) or exclusions from consolidated net income (in each case, not subject to caps) for:

(a) all extraordinary, unusual or non-recurring cash items (in each case, as determined in good faith by Borrower),

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(b) pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of Borrower and subject to certification by a responsible officer of Borrower) related to asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the Transactions and the renegotiation of contracts and other arrangements) and specified transactions projected by Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Borrower) within 24 months (for the avoidance of doubt including in connection with any of the foregoing, or actions taken, prior to the Closing Date); provided that the amounts under this clause (b) shall not exceed 25% of Consolidated EBITDA for any relevant period as calculated before giving effect to such adjustments,

(c) any charge, expense or cost of any kind (“Charge”) attributable to the undertaking and/or implementation of business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including, without limitation, in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses), including the following: any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge and any severance Charge,

(d) non-cash items,

(e) restructuring charges and related charges,

(f) transaction separation and integration costs in connection with the Transactions and any Permitted Acquisition,

(g) all fees, commissions, costs and expenses incurred or paid by the Borrower and its restricted subsidiaries in connection with or pursuant to the Transactions, Financing Documentation or any Permitted Acquisitions,

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(h) the amount of any consulting, transaction or advisory fees and expense and indemnification payments under any consulting, transaction, advisory or similar agreement, to the extent permitted,

(i) to the extent deducted in the calculation of consolidated net income, earn-out obligation expense incurred in connection with the Acquisition and/or any acquisition or other investment (including any acquisition or other investment consummated prior to the Closing Date) which is paid or accrued during the applicable period, and

(j) adjustments and add backs reflected in the Model (as defined in the Fee Letter).

At the time of the incurrence of any Incremental Facility:

(i) other than with respect to a Limited Condition Transaction (as defined below) (which shall be limited to no payment or bankruptcy event of default), no event of default exists or would exist after giving effect thereto and the representations and warranties contained in the Financing Documentation shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects (after giving effect to such qualification therein), provided that any representations and warranties which expressly related to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be, immediately prior to, and after giving effect to, the incurrence of such Incremental Loans (other than, in the case of a Limited Condition Transaction, in which case, if agreed between the lenders providing such loans and the Borrower, such representations and warranties shall be limited to Specified Representations (to be defined)),

(ii) except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the maturity date of the Term Loan B Facility, the maturity date of the Incremental Term Loans shall be no earlier than the maturity date of the Term Loan B Facility; provided that, the Borrower shall be permitted to incur Incremental Facilities, Incremental Equivalent Debt and Permitted Ratio Debt in an aggregate principal amount not to exceed the greater of (i) $91 million and (ii) 100% of Consolidated EBITDA having a maturity date prior to the maturity date of the Term Loan B Facility,

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(iii) subject to the proviso in clause (ii) above, the weighted average life to maturity of the Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loan B Facility,

(iv) all reasonable, documented and invoiced out-of-pocket fees and expenses owing in respect of such Incremental Facility to the Administrative Agent and the Lenders shall have been paid concurrently with the closing thereof,

(v) each Incremental Facility shall have the same guarantees as, and if secured, shall be secured on a pari passu or junior basis by the same collateral securing the Facilities; provided that any Incremental Facility that is secured on a junior basis shall be subject to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower,

(vi) any loans pursuant to an Incremental Term Facility shall be on the terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Term Facility and to the extent not consistent with the Term Loan B Facility (except to the extent permitted by clauses (ii) through (v) above and (xi) below and excluding, for the avoidance of doubt, pricing, rate floors, discounts, fees and optional prepayment or redemption terms) such terms and documentation shall (x) be (in the reasonable judgment of the Borrower), taken as a whole, not materially more restrictive than the terms of the Term Loan B Facility (as reasonably determined by the Borrower) or (y) be reasonably satisfactory to the Administrative Agent unless the existing Term Loan B Facility receives the benefit of such terms and conditions that are more restrictive than those set forth in the Term Loan B Facility through their addition to the Financing Documentation or such provisions are only applicable after the latest maturity of any then-existing Term B Loans),

(vii) the All-in Yield (as defined below) applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Facility, but, with respect to any Incremental Term Facility constituting a term loan facility which (A) are made on or prior to the date that is 12 months after the Closing Date, (B) is not a bridge financing incurred in connection with an acquisition (subject to customary automatic conversion requirements after 12 months) and (C) are pari passu with the lien securing the Term Loan B Facility, will not be more than 0.50% higher than the corresponding All-in Yield for the existing Term Loan B Facility (provided that any differential between interest rate floors shall be equated to the applicable All-in Yield only to the extent an increase in the interest rate floor under the existing Term Loan B Facility would cause an increase in the interest rate then in effect thereunder and, in such case the interest rate floor (but not the interest rate margin) shall be increased to the extent of such differential between interest rate floors), unless the interest rate margins with respect to the existing Term Loan B Facility are increased by an amount equal to the difference between the All-in Yield with respect to such Incremental Term Facility and the corresponding All-in Yield on the existing Term Loan B Facility, minus 0.50% (this clause (x), the “MFN Provision”),

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(viii) any Incremental Term Facility may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with Refinancing Indebtedness) in any voluntary or mandatory prepayments of the Term B Loans,

(ix) in the case of an Incremental Increase, such Incremental Increase shall be on the same terms (other than OID and upfront fees) and pursuant to the same documentation applicable to the Term Loan B Facility or the Revolving Credit Facility, as applicable, and

(x) any Incremental Term Facility shall permit Loans to be drawn in U.S. Dollars or in any other currency reasonably acceptable to the Administrative Agent and the lenders thereunder;

provided, further, that (1) any portion of any Incremental Facility incurred under the Incremental Dollar Basket may be reclassified, as the Borrower elects from time to time, as incurred under the Incremental Ratio Basket if the Borrower is able to satisfy the applicable incurrence test in respect of the Incremental Ratio Basket at such time calculated on a pro forma basis and if the applicable ratio for the incurrence of any Incremental Facility under the Incremental Ratio Basket would be satisfied on a pro forma basis as of the end of any fiscal quarter, such reclassification shall be deemed to have occurred automatically; (2) at the Borrower’s option, capacity under the Incremental Ratio Basket shall be deemed to be used before capacity under the Incremental Dollar Basket is used; and (3) loans may be incurred under the Incremental Ratio Basket, the Incremental Dollar Basket, and proceeds from any such incurrence may be utilized in a single transaction by first calculating the amount available to be incurred under the Incremental Ratio Basket by disregarding any concurrent utilization of the Incremental Dollar Basket.

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“All-in Yield” means, as to any tranche of (a) any Incremental Term Facility, (b) the Term Loan B Facility or (c) other term loans referred to in the definition of “Repricing Transaction”, the effective yield on such tranche payable to all lenders providing such loans in the primary syndication thereof as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account the applicable interest rate margins, interest rate benchmark floors and all upfront fees or original issue discount; provided that original issue discount and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity (or, if shorter, the remaining life) on a straight line basis; and provided further that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring, amendment or other fees payable in connection therewith that are not paid to all of the lenders providing such tranche.

Incremental Equivalent Debt (together with the Incremental Facilities and Permitted Ratio Debt) in aggregate principal amount of less than the greater of $91 million and 100% of Consolidated EBITDA (the “Maturity Requirement Threshold”) or in the form of bridge loans shall not be subject to the requirements described in clauses (ii) and (iii) above, so long as any such bridge loans provide for automatic conversion into permanent financing that would satisfy the requirements described in such clauses (ii) and (iii).

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With respect to Incremental Facilities (or Incremental Equivalent Debt) used to finance an acquisition or similar investment (to the extent that the consummation of such acquisition or investment is not conditioned on the availability of, or on obtaining, third-party financing), for purposes of determining (x) compliance with any financial ratio, (y) accuracy of representations and warranties (other than Specified Representations which shall be accurate in all material respects as of the closing date of such Incremental Facility (or Incremental Equivalent Debt)) or occurrence of default (other than a payment or bankruptcy default) or (z) availability under baskets (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with such acquisition or investment, the Borrower shall have the option of making any such determinations as of the date the definitive agreement for such acquisition or investment is signed or an irrevocable notice of redemption is given (and, if the Borrower makes such election, thereafter any such financial ratio or basket shall be calculated as if the acquisition or investment and other pro forma events in connection therewith, were consummated on such date until the earlier of consummation or termination of such Limited Transaction; provided that Restricted Payments and Specified Prepayments shall be tested without giving effect to such transaction). The foregoing provisions being the “Limited Condition Transaction” provisions.

The Borrower may seek commitments in respect of Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (other than Disqualified Institutions) who will become Lenders in connection therewith, subject to the Administrative Agent’s consent (which consent shall not be unreasonably withheld or delayed) to the extent such consent would be required in connection with an assignment thereto under the heading “Assignments and Participations” below.

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Refinancing Facility:	The Financing Documentation will permit the Borrower to refinance Term B Loans or the commitments and loans under any Incremental Facility and/or Revolving Loans from time to time, in whole or part, with (w) one or more new loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”, and together with any Refinancing Term Facility, a “Refinancing Facility”) under the Financing Documentation, in each case, with the consent of the Borrower and the institutions providing such Refinancing Facility and/or with (x) one or more series of senior unsecured notes or loans, (y) one or more series of senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Facilities or (z) one or more series of second or more junior lien secured notes or loans secured by liens junior to the Facilities, which in the case of senior secured notes or loans under clause (y) or (z) will be subject to customary intercreditor arrangements and/or subordination provisions, as applicable, that are, in each case, reasonably satisfactory to the Administrative Agent (any such notes or loans under clause (x), (y) or (z), “Refinancing Indebtedness”); provided that (i) any Refinancing Facility or Refinancing Indebtedness does not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the loans under the applicable indebtedness that is being refinanced thereby, (ii) any Refinancing Indebtedness is not subject to any amortization prior to final maturity or is subject to the same amortization schedule as the loans under the applicable indebtedness that is being refinanced thereby and is not subject to mandatory redemption or prepayment (except customary asset sales, event of loss, AHYDO catchup payments, change of control or event of default provisions), (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or any Refinancing Indebtedness that are not the Borrower or a Guarantor (unless such borrowers or guarantors in respect of any such Refinancing Indebtedness become Guarantors), (iv) if secured, any Refinancing Indebtedness shall not be secured by any asset that is not Collateral (unless a lien is provided on such assets in favor of the secured parties under the Financing Documentation); provided that any Refinancing Facility that is secured on a junior lien basis to the Facilities and/or any Refinancing Indebtedness that is secured shall, in each case, be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower, (v) subject to clause (ii) above, any Refinancing Term Facility may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) (or, if junior in right of payment or security, shall be on a junior basis with respect thereto) in any mandatory prepayments of the Term B Loans, (vi) the other terms and conditions of such Refinancing Facility or Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, call protection and optional prepayment or redemption terms) are (x) substantially identical to, or are, when taken as a whole, not materially more favorable to the investors or lenders providing such Refinancing Facility or Refinancing Indebtedness, as applicable, than those applicable to the applicable indebtedness that is being refinanced thereby or (y) reflective of market terms and conditions at the time of incurrence or issuance thereof, in each case as reasonably determined in good faith by the Borrower (except for covenants or other provisions applicable only to periods after the latest final maturity date of any of the Facilities existing at the time of such refinancing or to the extent such terms and conditions are added for the benefit of the existing Facilities), (vii) any Refinancing Facility or Refinancing Indebtedness shall not be in a principal amount that exceeds the aggregate principal amount of the applicable indebtedness that is being refinanced thereby (unless a different debt incurrence basket is utilized in connection therewith), plus any accrued interest, fees and expenses (including original issue discount or upfront fees), commissions, underwriting discounts and premiums payable in connection therewith and the proceeds of such Refinancing Facility or Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable indebtedness that is being so refinanced and (viii) (A) if the indebtedness being refinanced was contractually subordinated to the Term Loan B Facility in right of payment or security, such Refinancing Facility or Refinancing Indebtedness shall be contractually subordinated to the Term Loan B Facility on the same basis (or, if junior secured, also may be unsecured) and (B) if the indebtedness being refinanced was unsecured, the applicable Refinancing Facility or Refinancing Indebtedness shall be unsecured.

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Documentation:	The definitive documentation for the Facilities (the “Financing Documentation”) shall initially be prepared by counsel to the Borrower and shall be negotiated in good faith based on precedent documentation to be agreed (the “Identified Precedent”), as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter (as modified pursuant to the Flex Provisions), (ii) take account of differences related to the Borrower, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses and business practices (after giving effect to the Transactions) and the Projections and matters disclosed in the Acquisition Agreement (including the schedules thereto), (iii) give due regard to the Identified Precedent, (iv) include customary contractual recognition provisions substantially consistent with recommendations provided by the Loan Syndications & Trading Association related to Article 55 of the Bank Recovery and Resolution Directive, (v) include customary provisions with respect to (A) the “beneficial ownership” provisions, (B) the Delaware LLC Act, (C) the “QFC Stay” provisions and (D) the U.S. Department of Labor lender regulatory representations, the definitive terms of which will be negotiated in good faith, (vi) reflect the policies and procedures of the Administrative Agent and (vii) include LIBOR successor provisions consistent with the Alternative Reference Rate Committee’s “hardwired” transition language. Notwithstanding anything to the contrary, but subject to the Flex Provisions, the Financing Documentation shall contain only those conditions to borrowing, mandatory repayments and prepayments, representations and warranties, affirmative, negative and financial covenants, and events of default, in each case expressly set forth in this Term Sheet. The foregoing shall be referred to as the “Documentation Principles”.

Interest Rates and Fees:	As set forth on Annex I to the Fee Letter.

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Default Rate:	Any principal or interest payable under or in respect of the Facilities not paid when due (including upon the occurrence of a bankruptcy event of default) shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts (after giving effect to any grace periods) shall bear interest at the interest rate applicable to ABR Loans (as defined in Annex I to the Fee Letter) plus 2.00% per annum.

Guarantees:	Subject to the exceptions set forth herein, all obligations of the Borrower under the Facilities will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower (the “Guarantors”; the Guarantors and the Borrower collectively, the “Loan Parties”). Any such subsidiary acquired or organized after the Closing Date shall not be required to become a Guarantor prior to next date after such subsidiary was acquired or formed on which a compliance certificate is required to be delivered by the Borrower (or such later date as approved by the Administrative Agent in its reasonable discretion) The Guarantors shall not include (unless at the option of the Borrower in the case of a domestic subsidiary) (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined as restricted subsidiaries of the Borrower representing not in excess of 2.5% individually and 5.0% in the aggregate for all such subsidiaries, of Consolidated EBITDA or total assets of the Borrower and its restricted subsidiaries) (and any such subsidiary ceasing to be an immaterial subsidiary (as determined as of any fiscal quarter-end) shall be required to become a Guarantor no later than the date on which a compliance certificate is required to be delivered by the Borrower for such fiscal quarter (or such later date as approved by the Administrative Agent in its reasonable discretion), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a restricted subsidiary) from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (d) not-for-profit subsidiaries, (e) captive insurance subsidiaries, (f) special purpose entities, (g) any subsidiaries where the provision of a guaranty would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (h) any other subsidiary with respect to which, in the reasonable judgments of the Borrower and the Administrative Agent, the cost of providing a guaranty would be excessive in view of the benefits to be obtained by the Lenders therefrom, (i) any restricted subsidiary acquired pursuant to a Permitted Acquisition (as defined below) to the extent that assumed indebtedness not incurred in contemplation of such Permitted Acquisition prohibits such subsidiary (or any restricted subsidiary thereof that guarantees such indebtedness) from becoming a Guarantor (but only for so long as such prohibition is applicable), (j) any direct or indirect domestic subsidiary substantially all of the assets of which consist (directly or indirectly through entities that are treated as a disregarded entities for U.S. federal income tax purposes) of capital stock and/or indebtedness of one or more foreign subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC Holdco”) and (k) any domestic subsidiary that is a direct or indirect subsidiary of (i) a foreign subsidiary or (ii) a CFC Holdco (each of the foregoing, an “Excluded Subsidiary”). Notwithstanding the foregoing, any release of a Guarantor shall only be permitted if such Guarantor ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Financing Documentation or becomes an Excluded Subsidiary but which will not refer to becoming a non-wholly-owned subsidiary.

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Security:	Subject to the limitations set forth herein, including the Limited Conditionality Provision, and excluding the Excluded Assets (as defined below), the obligations of the Borrower under the Facilities and the Guarantees will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, and (y) a first priority perfected security interest in all other tangible and intangible assets of the Borrower and each Guarantor (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts, real estate and leasehold interests) owned by the Borrower and the Guarantors (all of the foregoing, but excluding the Excluded Assets (as defined below), the “Collateral”).

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Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property and all real property leasehold interests (and there will be no requirements to deliver landlord lien waivers, bailee letters, estoppels or collateral access letters) except fee-owned real property with a fair market value in excess of $5 million, or any fixtures affixed to any real property to the extent (A) such real property does not constitute Collateral and (B) a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of the applicable Borrower or Guarantor, (ii) motor vehicles, airplanes, vessels and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1 financing statement) and commercial tort claims below an amount to be agreed, (iii) “margin stock” (within the meaning of Regulation U) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (the “UCC”), (iv) assets of and equity interests in any entities other than wholly-owned domestic restricted subsidiaries (except to the extent not prohibited by contract or organizational documents), (v) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (vi) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vii) equity interests in immaterial subsidiaries (other than a Guarantor) (or any person that is not a subsidiary which, if a subsidiary, would constitute an immaterial subsidiary) to the extent a security interest therein cannot be perfected by the filing of a UCC filing statement, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities, unrestricted subsidiaries, any subsidiary acquired pursuant to a Permitted Acquisition whose pledge is restricted pursuant to permitted assumed debt with respect thereto, (viii) security interest in any asset located outside of the United States to the extent a security interest therein cannot be perfected by the filing of a UCC filing statement (other than stock certificates and promissory notes of foreign subsidiaries issued to a domestic Loan Party subject to customary delivery requirements), (ix) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (x) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xi) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge and (xii) other exceptions to be agreed (the foregoing described in clauses (i) through (xii) are, collectively, the “Excluded Assets”).

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Notwithstanding anything to the contrary, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (B) filings in the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, with respect to intellectual property, (C) (1) mortgages in respect of fee-owned real property included in the Collateral and (2) filings in the applicable real estate records with respect to real properties included in the Collateral or fixtures relating to such real properties and (D) delivery to the Administrative Agent of all stock certificates, intercompany notes and other instruments (to the extent such intercompany note or other instrument is in an amount in excess of a threshold amount to be mutually agreed) to be held in its possession, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account, (iii) to take any action (other than the actions listed in clauses (A) through (D) above, which in the case of clauses (B) and (D) shall not be required prior to next date after the applicable Loan Party acquired such Collateral on which a compliance certificate is required to be delivered by the Borrower (or such later date as approved by the Administrative Agent in its reasonable discretion)) with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-United States jurisdiction), or (iv) to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than the United States.

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Mandatory Prepayments:

1. Revolving Credit Facility

Revolving Loans shall be prepaid and the Letters of Credit cash collateralized to the extent such extensions of credit exceed the aggregate amount of the commitments under the Revolving Credit Facility at any time.

2. Term Loan B Facility

Term B Loans shall be prepaid with:

(a)  beginning with the first full fiscal year ending after the Closing Date, 50% of Excess Cash Flow (to be defined as mutually agreed, but in any event to provide for (i) a working capital adjustment and (ii) deductions from Excess Cash Flow of all cash restructuring charges, cash used to make Permitted Acquisitions, make permitted investments, make certain restricted payments or make capital expenditures, or to be used within the succeeding 12 months to fund acquisition obligations or capital expenditures for which binding agreements exist; provided that to the extent such cash has not been applied to fund such acquisition or capital expenditure within 12 months of such Excess Cash Flow calculation, such cash shall be applied to the next succeeding Excess Cash Flow prepayment) of the Borrower and its restricted subsidiaries in excess of $5 million per annum in the aggregate, with stepdowns to 25% if the First Lien Net Leverage Ratio on a Pro Forma Basis is less than or equal to 0.25x inside the Closing Date First Lien Net Leverage Ratio and 0% if the First Lien Net Leverage Ratio on a Pro Forma Basis is less than or equal to 0.50x inside the Closing Date First Lien Net Leverage Ratio; provided that voluntary prepayments of Term B Loans and Revolving Loans (to the extent that the commitments thereunder are permanently reduced by the amount of such prepayments), loans under any Incremental Facilities (with respect to any Incremental Increase of the Revolving Credit Facility, solely to the extent that the commitments thereunder are permanently reduced by the amount of such prepayments) that are secured by a lien on the Collateral on a pari passu basis with the Facilities or any Incremental Equivalent Debt that is secured by a lien on the Collateral on a pari passu basis with the Facilities, including, in each case, loan buy-backs pursuant to Dutch auctions or open market purchases, in each case that are offered to all Lenders of the applicable class on a pro rata basis, which shall only be credited to the extent of the actual purchase price paid in cash pursuant to such loan buy-backs, in each case to the extent such prepayments are funded with internally generated cash flow, made during such fiscal year or, at the option of the Borrower, prior to such Excess Cash Flow prepayment date (but without duplication in the next fiscal year), shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year; provided, further, that with respect to any such prepayment that occurs following the end of such fiscal year but prior to the applicable Excess Cash Flow prepayment (without duplication in any subsequent period), the First Lien Net Leverage Ratio shall be recalculated to give pro forma effect to such prepayment and, if necessary, the percentage of the Excess Cash Flow prepayment shall be adjusted to take into account such recalculated First Lien Net Leverage Ratio;

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(b) 100% (stepping down to 50% if the First Lien Net Leverage Ratio on a Pro Forma Basis is less than or equal to 0.25x inside the Closing Date First Lien Net Leverage Ratio and 0% if the First Lien Net Leverage Ratio on a Pro Forma Basis is less than or equal to 0.50x inside the Closing Date First Lien Net Leverage Ratio, such First Lien Net Leverage Ratio to be calculated on a Pro Forma Basis, but without netting the net cash proceeds of the respective disposition (the “Asset Sale Stepdowns”)) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (with exceptions for sales of inventory in the ordinary course, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business and other exceptions to be mutually agreed), in excess of $5 million per fiscal year (subject to the right of the Borrower to reinvest 100% of such net proceeds if such proceeds are reinvested (or committed to be reinvested) within 18 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 6 months thereafter, and other exceptions to be mutually agreed); and

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(c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its restricted subsidiaries (excluding the net cash proceeds of any debt permitted to be incurred by the terms of the Financing Documentation (other than Refinancing Facilities and Refinancing Indebtedness)).

Each amount described in any of clauses (a) through (c) above shall be applied pro rata to the repayment of the Term Loan B Facility (including the funded portion of the Term Loan B Facility, but not any unfunded commitments thereunder), and to the principal installments thereof in direct order of maturity to the remaining amortization payments.

The above-described mandatory prepayments will be without premium or penalty (but subject to reimbursement of applicable lenders’ breakage and redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period) and will be applied to the remaining amortization payments in direct order of maturity).

Any Term B Lender may elect not to accept its pro rata portion of any mandatory prepayment (each, a “Declining Lender”), but, in the case of clause (c), solely to the extent the relevant prepayment does not represent a refinancing of the Term Loan B Facility. Any prepayment amount declined by a Declining Lender may be retained by the Borrower (such retained amounts, the “Declined Proceeds”).

Mandatory prepayments required under the Financing Documentation may, if required pursuant to the terms of any other indebtedness secured pari passu with the Term Loan B Facilities, be applied to the Term B Loans and such other pari passu indebtedness, in each case on a ratable basis based on the outstanding principal amounts thereof.

Voluntary Prepayments:

1. Revolving Credit Facility

Prepayments of borrowings under the Revolving Credit Facility will be permitted at any time, in minimum principal amounts to be mutually agreed, subject to customary notice requirements (which notices may be conditional) and customary provisions providing for the reimbursement of breakage and redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period.

2. Term Loan B Facility

Prepayments of borrowings under the Term Loan B Facility will be permitted at any time, in minimum principal amounts to be mutually agreed, subject to customary notice requirements (which notices may be conditional) and to the payment of any Prepayment Premium (if any) (as defined below) (subject to reimbursement of applicable lenders’ breakage and redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period). All voluntary prepayments of borrowings under the Term Loan B Facility will be pro rata and applied as designated by the Borrower or, if not designated, in direct order of maturity to the remaining amortization payments under the Term Loan B Facility.

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Any Repricing Transaction (as defined below) under the Term Loan B Facility consummated prior to the date that is 12 months after the Closing Date will be subject to a prepayment premium of 1.00% on the principal amount of the Term B Loans prepaid or, in the case of any amendment, the principal amount of the relevant Term B Loans outstanding immediately prior to (and subject to) such amendment (including the principal amount of any Term B Loans of any Lender which are required to be assigned in accordance with customary “yank-a-bank” provisions as a result of such Lender’s failure to consent to such amendment) (the “Prepayment Premium”).

For purposes of the Financing Documentation, “Repricing Transaction” means the refinancing or repricing by the Borrower of all or any portion of the Term B Loans the primary purpose of which is to reduce the all-in-yield applicable to the Term B Loans (x) with the proceeds of any secured first lien term loans incurred by the Borrower or any direct or indirect subsidiary of the Borrower or (y) in connection with any amendment to the Financing Documentation, in either case, (i) having or resulting in an effective All-In Yield as of the date of such refinancing or repricing that is less than the effective All-In Yield applicable to the Term B Loans immediately prior to such refinancing or repricing and (ii) in the case of a refinancing of the Term B Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Term B Loans, but excluding, in any such case, any refinancing or repricing of Term B Loans in connection with any Transformative Acquisition (as defined below) or “change of control” transaction.

“Transformative Acquisition” means any acquisition or investment by the Borrower or any restricted subsidiary, that is either (a) not permitted by the terms of the Financing Documentation immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Financing Documentation immediately prior to the consummation of such acquisition or investment, would not provide the Borrower and its restricted subsidiaries with adequate flexibility under the Financing Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

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Unrestricted Subsidiaries:	The Financing Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary of the Borrower as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) no event of default shall have occurred and be continuing or would immediately result from any such designation or re-designation, (b) any such designation as a “restricted subsidiary” shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time, (c) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time (and the re-designation of any unrestricted subsidiary as a restricted subsidiary shall constitute an incurrence of the debt, liens and investments of such subsidiary at such time), (d) the Borrower shall be in compliance with the Financial Covenant, (e) no Subsidiary may be designated as an unrestricted subsidiary or continue as an unrestricted subsidiary if it is a “restricted subsidiary” for the purpose of any material indebtedness of the Borrower or any restricted subsidiaries, (f) no Unrestricted Subsidiary may own, and none of the Borrower or any of its Restricted Subsidiaries may transfer (other than customary intercompany non-exclusive licenses in the ordinary course of business) to any Unrestricted Subsidiary, any material Intellectual Property (provided that after-acquired Unrestricted Subsidiaries may own Intellectual Property that they owned prior to their acquisition by the Borrower), (g) no unrestricted subsidiary may hold any Liens or Equity of Interests of or in the Borrower or any restricted subsidiary (or any of their respective assets) and (h) other limitations to be agreed. Unrestricted subsidiaries will not be subject to the guarantee or collateral requirements, representations and warranties, affirmative or negative covenants, events of default or other provisions of the Financing Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with financial tests except to the extent of distributions received therefrom.

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Representations and Warranties:

Applicable to the Borrower and their restricted subsidiaries and limited to the following with respect to the Financing Documentation: corporate or other organizational status and power; authorization and non-contravention, legal, valid and binding documentation and no consents or governmental authorizations; accuracy of financial statements and disclosures (to be consistent with the “10b-5” representation set forth in the Commitment Letter); no Material Adverse Effect (as defined below); absence of material litigation; no material violation of, or conflicts with, law or material agreements; compliance with laws; ERISA, margin regulations; laws applicable to sanctioned persons; OFAC; the PATRIOT Act; beneficial ownership regulations; the FCPA and other anti-corruption laws; payment of taxes; ownership of subsidiaries and properties; intellectual property; inapplicability of the Investment Company Act; solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis; labor matters; environmental laws and other regulatory matters; validity, priority and perfection of security interests in the Collateral (subject to customary permitted liens and the Limited Conditionality Provision); insurance; no EEA Financial Institutions; regulatory and other matters to be agreed specific to the for-profit education industry; and use of proceeds, in each of the foregoing cases, where appropriate, with such customary exceptions, materiality qualifiers and thresholds to be mutually agreed.

“Material Adverse Effect” means (1) on the Closing Date, Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter) and (2) after the Closing Date (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower, the Guarantors and their respective restricted subsidiaries, taken as a whole, (b) a material adverse effect on the rights and remedies of the Lenders and the Administrative Agent, taken as a whole, under any Financing Documentation or (c) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Financing Documentation.

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Initial Conditions Precedent:	The initial borrowings under the Term Loan B Facility and availability of the Revolving Credit Facility, in each case, on the Closing Date will be subject solely to conditions precedent set forth in Section E of the Commitment Letter, subject to the limitations contained therein, and on the Conditions Exhibit.

On-going conditions:	After the Closing Date, the making of any Revolving Loan and the issuance of any Letter of Credit shall be conditioned upon (a) delivery of a customary notice of borrowing or issuance request, as applicable, (b) the accuracy in all material respects (or in all respects for any representation or warranty already qualified by materiality (after giving effect to such qualification therein)) of all representations and warranties in the Revolving Credit Facility; provided that any representations and warranties which expressly related to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be, (c) the existence of availability at least in the amount of the requested credit extension (after giving effect to any repayment of Revolving Loans or termination or expiration of Letters of Credit on or prior to the date such Revolving Loan is to be made or such Letter of Credit is to be issued) and (d) the absence of any default or event of default at the time of, and immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and their restricted subsidiaries): maintenance of corporate or other organizational existence and rights; payment of taxes; delivery of consolidated financial statements (together with accompanying budgets in the case of annual financial statements and together with, in each case, customary management discussion and analysis narratives) (within 90 and 45 days for annual and quarterly financial statements for the first three fiscal quarters of the Borrower) and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than, with respect to such qualification or scope of audit, solely with respect to, or resulting solely from (i) an upcoming maturity date under any indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), delivery of certificates and other information (other than information subject to attorney/client privilege or confidentiality provisions or restricted by applicable law), including information required under the PATRIOT Act and the Beneficial Ownership Regulation; delivery of notices of default, materially adverse litigation, materially adverse ERISA events and Material Adverse Effect; quarterly lender calls; maintenance of properties in good working order; maintenance of insurance; maintenance of books and records; use of commercially reasonable efforts to obtain and maintain a public ratings (but without obligation to maintain specific ratings); material compliance with laws and regulations (including ERISA and environmental laws); use of proceeds; inspection of books and properties; designation of subsidiaries; covenants (including reporting) to be agreed specific to the for-profit education industry; covenant to guarantee obligations and give security; further assurances and other information reasonably requested by the Administrative Agent, subject, in the case of each of the foregoing covenants, to other exceptions and qualifications to be mutually agreed.

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Negative Covenants:

Limited to the following (to be applicable to the Borrower and their restricted subsidiaries) and subject to exceptions to be mutually agreed:

(a) limitations on dividends on, and redemptions and repurchases of, equity interests (“Restricted Payments”) (which shall permit, among other exceptions to be agreed, (i) Restricted Payments so long as (x) no event of default exists at the time of the declaration thereof and (y) there is pro forma compliance with a Total Net Leverage Ratio level not to exceed 0.25x inside the Closing Date Total Net Leverage Ratio based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the previously ended four-fiscal quarter period for which financial statements have been delivered (the “Leverage Based RP Exception”), (ii) Restricted Payments in reliance on the Available Amount Basket, (iii) so long as no event of default has occurred and is continuing, a general basket not to exceed the greater of (x) $5 million and (y)  6.0% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Restricted Payment General Basket”) and (iv) so long as no event of default has occurred and is continuing, Restricted Payments in respect of the Borrower’s 9.0% Series A-Non-Voting Preferred Stock issued in connection with the Acquisition, including (x) a 9.0% per annum quarterly dividend (increasing to 15% per annum following the third anniversary of the Closing Date) and (y) optional cash redemptions).

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(b) limitations on cash prepayments, redemptions and repurchases (“Specified Prepayments”) of contractually subordinated debt for borrowed money in an amount greater than $5,000,000, junior lien debt in an amount greater than $5,000,000, earn-outs in an amount greater than $5,000,000 or unsecured debt for borrowed money in an amount greater than $5,000,000 (collectively, “Covered Debt”) (which shall permit, among other exceptions, (i) Specified Prepayments provided that (x) no event of default has occurred and is then continuing and (y) there is pro forma compliance with a Total Net Leverage Ratio level not to exceed the Closing Date Total Net Leverage Ratio (the “Leverage Based Specified Prepayments Exception”), (ii) Specified Prepayments in reliance on the Available Amount Basket, (iii) Specified Prepayments in connection with any otherwise permitted refinancing, (iv) so long as no event of default has occurred and is continuing, a general Specified Prepayments basket not to exceed the greater of (x) $10 million and (y)  12% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Specified Prepayments General Basket”) and (v) Specified Prepayments in respect of earn-outs provided that (x) no event of default has occurred and is then continuing and (y) there is pro forma compliance with the Financial Covenant; provided that any AHYDO catch-up payments shall be permitted);

(c) limitations on liens (which shall permit, among other exceptions, (i) liens securing Permitted Ratio Debt (other than clause (2)(z) thereof) and Incremental Equivalent Debt, in each case, incurred in accordance with the terms thereof, (ii) liens securing debt permitted to be assumed in connection with a Permitted Acquisition or other similar investment and not incurred in contemplation thereof (secured only by the assets acquired in such Permitted Acquisition or investment), (iii) liens securing obligations incurred by non-Loan Parties to the extent the obligations secured by such liens are permitted and the assets subject to such liens are assets of such non-Loan Parties, (iv) liens securing letters of credit or similar arrangements permitted under clause (e)(vi) below and (v) a general lien basket securing debt in an amount not to exceed an amount to equal the General Debt Basket (as defined below), provided that liens incurred under this clause (v) may be pari passu with (but not senior to) the liens securing the Facilities;

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(d) limitations on loans, investments and acquisitions (which shall permit, among other exceptions, (i) investments in any Loan Party, (ii) investments in non-Loan Party restricted subsidiaries of the Borrower not to exceed (when aggregated with all usage of the Non-Loan Party Permitted Acquisition Basket (as defined below) and the Other Entities Investment Basket (as defined below)), the greater of (x) $23 million and (y) 25% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Non-Loan Party Investments Basket”), (iii) Permitted Acquisitions, (iv) a general investments basket not to exceed the greater of (x) $23 million and (y) 25% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Investments General Basket”), (v) investments in joint ventures, unrestricted subsidiaries and similar businesses not to exceed, together with all usage of the Non-Loan Party Investments Basket and the Non-Loan Party Permitted Acquisition Basket, the greater of (x) $23 million and (y) 25% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Other Entities Investments Basket”), (vi) subject to terms and conditions to be agreed, activities related to tax planning so long as, after giving effect thereto, the guarantees and the security interest of the Lenders in the Collateral (including the value thereof) are not impaired, (vii) investments in reliance on the Available Amount Basket, (viii) subject to no continuing event of default, other investments subject to pro forma compliance with a Total Net Leverage Ratio level not in excess of 0.50x above the Closing Date Total Net Leverage Ratio (the “Leverage Based Investments Exception”), (ix) a basket to be agreed for loans and advances to officers and directors, members of management and consultants made in connection with such person’s purchase of the equity interests of the Borrower and (x) a basket for investments funded with qualified equity proceeds or consideration paid in equity that does not build the Available Amount Basket);

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(e) limitations on debt, guarantees and hedging arrangements (which shall permit, among other exceptions (all of which permitted indebtedness, other than indebtedness contemplated by clause (iv)(2)(z) below, may be secured to the extent permitted by exceptions to the lien covenant in clause (c) above), (i) any secured or unsecured notes or loans of Loan Parties issued in lieu of Incremental Loans (such loans or notes, “Incremental Equivalent Debt”); provided that the other requirements related to the incurrence of any Incremental Loans (other than clauses (i), (iv), (vi), (vii) ( unless such debt is in the form of pari passu term loans), (ix) and (x) of the tenth paragraph under the heading “Incremental Facilities” above), shall be satisfied; provided that such Incremental Equivalent Debt shall reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Borrower, (ii) the Facilities, (iii) purchase money indebtedness and capital leases (including any indebtedness incurred in connection with sale-leaseback transactions) not to exceed the greater of (x) $15 million and (y) 16% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered, (iv) other indebtedness not to exceed the sum of (1) the Incremental Dollar Basket (it being understood that any debt incurred under this clause (iv)(1) shall reduce the Incremental Dollar Basket by a like amount) and (2) additional amounts subject to (x) in the case of indebtedness that is secured by a lien on the Collateral ranking pari passu with the liens securing the Facilities, (I) an intercreditor agreement in a form to be agreed and attached to the Financing Documentation or otherwise in a form reasonably acceptable to the Administrative Agent and (II) the First Lien Net Leverage Ratio does not exceed 0.50x above Closing Date First Lien Net Leverage Ratio (or, in the case of any debt incurred to finance a Permitted Acquisition or similar investment permitted under the Financing Documentation, the First Lien Net Leverage Ratio as of the last day of the then most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered), (y) in the case of indebtedness that is secured by a lien on the Collateral ranking junior to the liens securing the Facilities, (I) an intercreditor agreement in a form to be agreed and attached to the Financing Documentation or otherwise in a form reasonably acceptable to the Administrative Agent and (II) a maximum pro forma Secured Net Leverage Ratio no greater than 0.75x above the Closing Date Secured Net Leverage Ratio (or, in the case of any debt incurred to finance a Permitted Acquisition or similar investment permitted under the Financing Documentation, the Secured Net Leverage Ratio as of the last day of the then most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered), and (z) in the case of unsecured debt, (I) the Total Net Leverage Ratio does not exceed 1.00x above the Closing Date Total Net Leverage Ratio (or, in the case of any debt incurred to finance a Permitted Acquisition or similar investment permitted under the Financing Documentation, the Total Net Leverage Ratio as of the last day of the then most recently ended fiscal quarter for which financial statements have been (or were required to have been) delivered) or (II) the Interest Coverage Ratio on a pro forma basis is not less than 2.00:1.00, in each case so long as, subject to the exceptions for non-Loan Party debt in the second proviso immediately below, the requirements related to the incurrence of any Incremental Loans (other than clauses (i), (iv), (vi), (vii) (unless such debt is in the form of pari passu term loans), (ix) and (x) of the tenth paragraph under the heading “Incremental Facilities” above), are satisfied; provided that such Permitted Ratio Debt shall reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Borrower; provided further that the aggregate amount of debt incurred by non-Loan Parties pursuant to this clause (iv) shall not exceed (together with debt described in clauses (vii) and (viii), the greater of (x) $18 million and (y) 20% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Shared Non-Guarantor Debt Cap”) (debt incurred under this clause (iv) being, “Permitted Ratio Debt”), (v) a general debt basket not to exceed the greater of (x) $18 million and (y) 20% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “General Debt Basket”), (vi) letters of credit existing on the Closing Date in an amount not to exceed $1,000,000, (vii) debt of foreign subsidiaries of any Loan Party not to exceed together with debt described in clauses (iv) (to the extent incurred by non-Loan Parties) and (viii), the Shared Non-Guarantor Debt Cap, (viii) debt of any joint ventures of any Loan Parties not to exceed (together with debt described in clauses (iv) (to the extent incurred by non-Loan Parties) and (vii), the Shared Non-Guarantor Debt Cap, (ix) debt assumed in connection with a Permitted Acquisition or other permitted investment and not incurred in contemplation of such acquisition or investment, subject to pro forma compliance the Financial Covenant and (x) other debt in an amount not to exceed the amount of capital contributions made to the Borrower or equity (other than disqualified equity) issued by the Borrower since the Closing Date (so long as such capital contributions are not included in the calculation of the Available Amount Basket (as defined below)));

C-31

(f) limitations on mergers, acquisitions and asset sales (including sale leasebacks and sales of equity of subsidiaries) (which limitations on asset sales shall permit, among other exceptions (i) asset sales subject to, in the case of sales involving a purchase price greater than $5 million individually and $10 million in the aggregate per fiscal year, (x) a customary 75% cash consideration requirement for proceeds in excess of the sale price thresholds (with customary exceptions to the cash consideration requirement plus the ability to designate certain non-cash assets as cash up to the greater of (x) $10 million and (y) 12% of Consolidated EBITDA in the aggregate (“Designated Non-Cash Consideration”)), (y) a fair market value requirement as determined in good faith by the Borrower or the applicable restricted subsidiary and (z) not continuing event of default (provided that the Borrower shall have the option of making such determination under this clause (z) as of the date the definitive agreement for such asset sale is signed so long as at closing no payment or bankruptcy event of default shall exist), (ii) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted investment (so long as such disposition of non-core assets is for fair market value (as determined in good faith by the Borrower), (iii) [reserved] and (iv) other dispositions not to exceed the greater of (x) $9 million and (y)  10% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered);

(g) limitations on transactions with affiliates in excess of an amount to be agreed (which shall not include an “ordinary course” requirement); and

(h) limitations on changes in fiscal year; changes in business; amendments to organizational documents of the Loan Parties in a manner that would be materially adverse to the Lenders, taken as a whole as it relates to any Collateral or Guarantees; amendments to documentation governing Covered Debt.

C-32

In addition, certain negative covenants to be mutually agreed shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (x) $5 million and (y) 6.0% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Starter Basket”) plus (b) the cumulative amount of the Excess Cash Flow (which amount shall not be negative) that has not been required to be applied to the prepayment of the Term Loan B Facility pursuant to the mandatory prepayment provisions of such facility (minus the amount of any voluntary prepayments and loan buybacks that reduce the Excess Cash Flow prepayment amount) (this clause (b) being the “Available Amount Grower Component”), plus (c) the cash proceeds of new equity issuances (other than disqualified equity in the case of the Borrower) of the Borrower to the extent contributed to the Borrower after the Closing Date, plus (d) capital contributions to the Borrower after the Closing Date (subject to certain limitations to be mutually agreed), plus (e) the net cash proceeds received by the Borrower from debt and disqualified stock issuances issued after the Closing Date and exchanged or converted into equity (other than disqualified equity), plus (f) distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries in respect of investments (including investments in non-Guarantors, but excluding tax distributions received from unrestricted subsidiaries) made using the Available Amount Basket (not to exceed the original amount of such investments), plus (g) the net cash proceeds to the Borrower and its restricted subsidiaries of sales of investments made using the Available Amount Basket, plus (h) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary out of the Available Amount Basket that has been re-designated as or merged into a restricted subsidiary, plus (i) any Declined Proceeds, plus (j) net proceeds of non-ordinary course asset sales to the extent such asset sale proceeds are excepted from the related mandatory prepayment provision as a result of the leverage-based stepdowns (“Retained Asset Sale Proceeds”). The Available Amount Basket may be used for investments, Restricted Payments and Specified Prepayments of Covered Debt subject to no event of default.

C-33

The Borrower or any restricted subsidiary will be permitted to make acquisitions of (i) the equity interests in a person that becomes a wholly-owned restricted subsidiary or (ii) all or substantially all the assets of any person, together with any investment necessary to consummate the foregoing (each, a “Permitted Acquisition”), so long as (a) after giving effect thereto, no event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related, complementary or ancillary line of business as the Borrower and its subsidiaries, (c) subject to the limitations set forth in the sections titled “Guarantees” and “Security” above, the acquired company and its subsidiaries (except as designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” above as described in clause (e) or as otherwise permitted under the investment covenant) will become Guarantors and pledge their Collateral to the Administrative Agent, (d) the Borrower will not be permitted to use the Permitted Acquisition basket to acquire unrestricted subsidiaries, (e) investments in non-Loan Parties and/or assets that are not pledged as Collateral to the Administrative Agent shall not exceed (when aggregated with all usage of the Non-Loan Party Investments Basket and the Other Entities Investments Basket) the greater of (x) $23 million and (y) 25% of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been (or were required to have been) delivered (the “Non-Loan Party Permitted Acquisition Basket”) and (f) the Borrower and its restricted subsidiaries shall be in pro forma compliance with the Financial Covenant.

In connection with any Limited Condition Transaction permitted by the foregoing covenants, for purposes of determining (x) compliance with any financial ratio, (y) accuracy of representations and warranties (other than Specified Representations in connection with an acquisition, which shall be accurate in all material respects as of the closing date of such acquisition) or occurrence of default (other than a payment or bankruptcy default) or (z) availability under baskets (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with such Permitted Acquisition or investment, the Borrower shall have the option of making any such determinations as of the date the definitive agreement for such Permitted Acquisition or investment is signed (and any such financial ratio or basket shall be calculated as if the acquisition or investment in connection therewith were consummated on such date).

C-34

Each covenant (and definitions used therein) shall also (a) include additional customary baskets, exceptions and thresholds to be agreed and as may otherwise be set forth in the Financing Documentation, including customary specific and general dollar baskets, (b) permit classification and reclassification from time to time by the Borrower among one or more available baskets and exceptions within the same covenant (other than the exceptions permitting the existence of the Facilities, which may not be used for any such reclassification), (c) provide that certain exceptions, limitations and baskets based on a specified dollar amount shall also include a builder or grower component (regardless of whether such exceptions, limitations or baskets refer to a builder or grower component) based on a percentage of Consolidated EBITDA equivalent to the initial monetary amount of each such exception, limitation or basket (each, a “Growth Component”), and (d) permit reliance on one or more available exceptions and baskets at the Borrower’s option and if such exceptions and baskets within a single covenant include a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based tests in concurrent transactions, a single transaction or a series of related transactions, any incurrence-based tests shall be calculated without giving effect to the utilization of such fixed amounts (it being understood and agreed that this clause (d) shall not apply to the fixed baskets permitting the incurrence of the Facilities).

Financial Covenant:	Revolving Credit Facility and Term Loan B Facility: A maximum Total Net Leverage Ratio with regard to the Borrower and its restricted subsidiaries on a consolidated basis (the “Leverage Financial Covenant”), which Leverage Financial Covenant will be tested as of the end of each fiscal quarter of the Borrower and its restricted subsidiaries, will be subject to stepdowns to be agreed and will be otherwise set at a level determined in accordance with the Fee Letter (the “Financial Covenant”).

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and subject, where appropriate, to thresholds and grace periods to be mutually agreed): nonpayment of principal, premium, unreimbursed obligations related to drawn Letters of Credit, interest or other amounts (subject to 5 days’ grace period for interest, fees or other amounts); violation of negative covenants (including the Financial Covenant) and affirmative covenants to maintain legal existence (with respect to the Borrower), give notice of default or with respect to use of proceeds; violation of other covenants (subject to a 30-day cure period after the earlier of (x) the date on which a responsible officer of the Borrower becomes aware of such default and (y) the date on which notice of default from the Administrative Agent is received by the Borrower); incorrectness of representations and warranties in any material respect; cross-default (giving effect to grace or cure periods, if any are applicable) and cross-acceleration to material indebtedness in excess of $15 million (such indebtedness, “Material Debt”); bankruptcy and other insolvency events; material monetary judgments in excess of insurance (to the extent insurer has been notified of the claim and insurer has not denied coverage) not to exceed $15 million; ERISA events, subject to a Material Adverse Effect; invalidity (actual or asserted (in writing) by any Loan Party) of material guarantees or material security documents; and “change of control” (to be defined as to voting if any person or group acquires, directly or indirectly, more than 35% of the voting interests of the Borrower).

C-35

Voting:	Amendments and waivers of the Financing Documentation will require the approval of Lenders (other than Defaulting Lenders (as defined below)) holding more than 50% of the aggregate amount of the loans and commitments under the Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby (but not the Required Lenders, other than in the case of clause (a)(ii), which shall require the consent of each Lender increasing its commitments as well as the consent of the Required Lenders if such increase is effectuated other than pursuant to provisions in the Financing Documentation specifically permitting increases of commitments without the further approval of Required Lenders) shall be required with respect to: (i) modifications to any provision requiring pro rata treatment of the Lenders (other than for purposes of any amendment that would extend the final maturity date of any Loans and certain other exceptions, in each case, on terms to be mutually agreed), (ii) increases in the commitment of such Lender, (iii) reductions or forgiveness of principal, interest, premiums, fees, or reimbursement obligations or other amounts payable to such Lender (it being understood that any change in any definition applicable to any ratio used in the calculation of such rate of interest or fees (or any component definition thereof) shall not constitute a reduction in any rate of interest or any fee), (iv) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender or of the date for payment to such Lender of any interest, premiums, fees or any reimbursement obligation, (v) certain modifications to the “waterfall” provisions and (vi) subordination of the liens on the Collateral securing the Obligations, (b) the consent of each Lender shall be required with respect to (i) modifications to voting requirements or percentages and (ii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral, (c) [reserved] and (d) Lenders holding a majority of the loans and commitments under the Revolving Credit Facility shall have the ability to amend or waive any conditions precedent to the extension of credit under the Revolving Credit Facility (it being understood that the waiver of any event of default by the Required Lenders shall not constitute a waiver of a condition precedent to the extension of credit under the Revolving Credit Facility).

C-36

The Financing Documentation will contain customary voting protections for the Administrative Agent, the Issuing Lenders and the Swingline Lender.

The Borrower or the Administrative Agent shall, subject to usual and customary conditions, have the right to replace a Lender or terminate the commitment of a Lender on a non-pro rata basis (a) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the consent of the Required Lenders has been obtained, (b) if such Lender asserts a claim for any funding protection, whether for increased costs, taxes, required indemnity payments or otherwise, (c) if such Lender is a Defaulting Lender, or (d) if such Lender elects not to participate in any “amend and extend” transaction.

In addition, if the Administrative Agent and the Borrower shall jointly identify an obvious error or any error or omission of a technical nature in the Financing Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent by any party.

In addition, the Financing Documentation will permit technical and conforming modifications to the loan documents with the consent of the Borrower and the Administrative Agent (and no other person) to the extent necessary (i) to integrate any incremental facilities, debt exchanges, refinancing facilities or amend and extend transactions, (ii) to integrate or make administrative modifications with respect to borrowings, (iii) to integrate any terms or conditions from any documentation in respect of an Incremental Facility that are more restrictive, (iv) to increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any class or classes of Lenders, (v) to increase, expand and/or extend or “reboot” the call protection provisions and any “most favored nation” provisions benefiting any class or classes of Lenders and/or (vi) to modify any other provision in a manner more favorable to the then-existing Lenders, in each case in connection with the issuance or incurrence of any incremental facilities or other permitted indebtedness.

C-37

Defaulting Lenders:	The Financing Documentation shall contain customary provisions relating to “defaulting” Lenders (“Defaulting Lenders”) (including provisions relating to the suspension of voting rights and rights to termination or assignment of the Loans of such Defaulting Lenders).

Cost and Yield Protection:	Usual and customary for facilities and transactions of this type.

Assignments and Participations:	The Lenders will be permitted to assign (other than to Disqualified Institutions or natural persons) loans and commitments under the Facilities with the consent of the Borrower, not to be unreasonably withheld or delayed (it being understood that the withholding of consent by the Borrower to any assignment to a Disqualified Institution shall be deemed reasonable); provided that such consent of the Borrower (x) shall not be required, (i) if such assignment of any loan or commitment under the Facilities is made to another Lender or an affiliate or approved fund of any Lender, (ii) during the primary syndication of loans and commitments under the Facilities to persons (other than Disqualified Institutions) identified to the Borrower prior to the Closing Date and approved by the Borrower and (iii) after the occurrence and during the continuance of a payment or bankruptcy event of default (other than with respect to a Disqualified Institution) and (y) shall be deemed to have been given if the Borrower has not responded within 10 business days of a written request for such consent. All assignments will also require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. All assignments of loans or commitments under the Revolving Credit Facility shall require the consent of each Issuing Lender and the Swingline Lender. Each assignment in respect of the Revolving Credit Facility will be in an amount of an integral multiple of $5,000,000 or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Each assignment in respect of the Term Loan B Facility will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining loans and commitments of the applicable class.

C-38

The Lenders will have the right to participate their commitments and loans to other persons (other than any natural persons (including investment vehicles owned or operated primarily for the benefit of one or more natural persons), the Borrower or any of its subsidiaries, any Defaulting Lender and any Disqualified Institutions (to the extent that a list of Disqualified Institutions (other than any “clearly identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Institutions”) has been made available to the Lenders upon request)). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and restrictions. Voting rights of participants shall be limited solely to those matters set forth in clauses (a) and (b) under the first paragraph under the heading “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of loans in accordance with applicable law shall be permitted without restriction. The Administrative Agent shall have no responsibility to ensure that the foregoing limitations are observed by the Lenders.

In the event that any assignment or participation by a Lender shall occur without the Borrower’s consent to a Disqualified Institution (or any affiliate thereof) or, to the extent the Borrower’s consent is required under the terms of the Financing Documentation, to any other person, the Borrower shall be entitled to (a) exercise any remedy set forth in the Financing Documentation available to the Borrower in addition to any other remedy available to the Borrower at law or at equity and/or (b) purchase such assignee’s commitments on a non-ratable basis; provided that the Administrative Agent shall have the ability to provide the list of Disqualified Institutions to Lenders upon request.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with provisions hereof relating to Disqualified Institutions, and, without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Institution.

C-39

Assignments of Term B Loans to the Borrower or any of its restricted subsidiaries shall be permitted so long as: (i) any offer to purchase or take by assignment any Term B Loans by the Borrower or its subsidiaries shall have been made to all Term B Lenders pro rata (with buyback mechanics to be mutually agreed) or such assignment is by way of negotiated open market purchases, which is not required to be offered to all lenders on a ratable basis; (ii) no event of default has occurred and is continuing, (iii) the Term B Loans purchased are immediately and automatically cancelled and (iv) the Revolving Facility (or any Refinancing Revolving Facility) shall not be utilized to fund the relevant assignment. None of the Borrower or any of its subsidiaries shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of material non-public information with respect to the Borrower, its subsidiaries or their respective securities.

Expenses and Indemnification:	The Financing Documentation will contain customary indemnities for the Administrative Agent, the Lead Arrangers, the Lenders, the Issuing Lenders and their respective affiliates’ employees, officers and agents as reasonably determined by the Administrative Agent (including, without limitation, for all reasonable and documented out-of-pocket costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the Facilities); provided that the Borrower shall not be responsible for the fees and expenses of more than one primary counsel and one regulatory counsel for the Administrative Agent and the Lenders, taken as a whole, one local counsel for each relevant jurisdiction, and, in each case, if reasonably necessary or advisable in the judgment of the affected person in the case of an actual or perceived conflict of interest, one additional primary counsel and one regulatory counsel in each relevant jurisdiction for each group of similarly situated affected persons and one additional local counsel in each relevant jurisdiction, in each case other than as a result of (i) such person's gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction in a final and non-appealable decision or (ii) a material breach of the obligations of such person (or related person) under the Facilities as determined by a court of competent jurisdiction in a final and non-appealable decision; provided, further, that the Borrower shall not be liable to any particular indemnified person pursuant to this indemnity for any losses for any suit, claim, litigation, investigation or other proceeding that is brought by an indemnified person against any other indemnified person (other than (x) any claims against an indemnified person acting in its capacity as an agent, arranger or similar role under the Facilities and (y) claims arising out of any act or omission of the Borrower or any of its subsidiaries or affiliates, in each case, for the avoidance of doubt, unless such claims would otherwise be excluded pursuant to clause (i) above).

C-40

The Financing Documentation will require the Borrower to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers, the Lenders and the Issuing Lenders within 30 days of receipt of a written demand therefor (together with backup documentation supporting such reimbursement request) associated with (a) the syndication of the Facilities and the preparation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) in connection with the enforcement of the Financing Documentation; provided that, in the case of clauses (a) and (b) above, the Borrower shall not be responsible for the fees and expenses of more than one primary counsel and one regulatory counsel for the Administrative Agent and the Lenders, taken as a whole, one local counsel for each relevant jurisdiction, and, in each case, if reasonably necessary or advisable in the judgment of the affected person in the case of an actual or perceived conflict of interest, one additional primary counsel for each group of similarly situated affected persons in each relevant jurisdiction.

EU Bail-In Provisions:	Customary EU Bail-In provisions reasonably acceptable to the Administrative Agent shall be included in the Financing Documentation, which shall include a provision specifying that in the event any Lender (or a direct or indirect parent company thereof) becomes subject to a “Bail-in Action”, such Lender shall be deemed to be a Defaulting Lender for all purposes under the Financing Documentation.

Governing Law and Forum:	New York; provided that the Acquisition Agreement Governing Law shall govern in determining the Acquisition Related Matters.

Counsel to Administrative Agent:	Davis Polk & Wardwell LLP.

C-41

EXHIBIT C

Project Hometown
$195,000,000 Senior Secured Credit Facilities

Summary of Additional Conditions Precedent

Capitalized terms used but not defined in this Exhibit C (the “Conditions Exhibit”) shall have the meanings set forth in the other Exhibits and Annexes to the Commitment Letter to which this Transaction Description is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The availability and funding of each Facility on the Closing Date shall be subject to the satisfaction (or written waiver by the Initial Lenders) of each of the following conditions (subject in all cases to the Limited Conditionality Provision).

1.           The Lenders’ commitments under the Facilities will be subject to the execution and delivery by the Loan Parties party thereto of the Financing Documentation consistent with the terms of the Commitment Letter and the Term Sheet and this Exhibit C.

2.            Prior to or substantially concurrently with the funding under the Term Loan B Facility, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Company nor any affiliate thereof shall have consented to any action which would require the consent of the Company or such affiliate under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any alteration, amendment, change, supplement, waiver or consent which results in a reduction in the purchase price for the Acquisition shall be deemed to be not materially adverse to the interests of the Lenders so long as such decrease (x)(1) is made pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement or (2) is less than 10.0% of the aggregate purchase price for the Acquisition and (y) is applied to reduce the Term Loan B Facility on a dollar-for-dollar basis (it being understand and agreed that the Borrower shall only be required to reduce the Term Loan Facility pursuant to this clause (a) in connection with a purchase price reduction by an amount equal to the lesser of (i) the actual amount of such purchase price reduction and (ii) an amount resulting in the aggregate amount of commitments in respect thereof equaling $150,000,000), (b) any increase in purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders so long as such increase is not funded with additional indebtedness of the Borrower or its subsidiaries (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (c) any modification to the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the Lenders.

3.           The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Acquisition Agreement Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be) solely to the extent required by the Limited Conditionality Provision and the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

4.            Since the date hereof, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof).

5.           The Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial borrowing under the Facilities.

6.            Subject to the Limited Conditionality Provisions, the Guarantees and security interests required by the Term Sheet shall have been executed and delivered by the Loan Parties party thereto, and, subject to the Limited Conditionality Provisions, the Lenders shall have a perfected first priority security interest in all assets of the Borrower and the Guarantor as, and to the extent, required by the Term Sheet, subject in each case to all liens permitted under the Term Sheet.

7.           The Lenders shall have received (1) customary legal opinions from counsel (including, without limitation, New York counsel), (2) a solvency certificate as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, in the form attached as Annex I to this Exhibit C, from the chief financial officer (or equivalent position) of the Company and (3) customary resolutions, officer’s certificates and good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors.

8.           The Lead Arrangers shall have received:

(i)(1) audited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for the fiscal years of the Company ended December 31, 2018, December 31, 2019 and any fiscal year of the Company thereafter ended at least 90 days prior to the Closing Date (it being understood and agreed that the Lead Arrangers have already received such audited financials for the fiscal years of the Company ended December 31, 2018 and December 31, 2019) and (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for each of the first three fiscal quarters of the Company ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (it being understood and agreed that the Lead Arrangers have already received such unaudited financials for the fiscal quarters of the Company ended March 31, 2020 and June, 2020); provided that the Lead Arrangers will be deemed to have received financial statements referred to in clauses (1) and (2) if the Company has filed such financial statements with the Securities and Exchange Commission via the EDGAR filing system and such financial statements are publicly available;

D-2

(ii)(1) audited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for the fiscal years ended September 30, 2018, September 30, 2019 and September 30, 2020 and thereafter for the most recently completed fiscal year of the Acquired Business ended at least 90 days prior to the Closing Date (it being understood and agreed that (i) any audited financial statements of the Acquired Business as of December 31, 2020 shall consist of balance sheets, statements of income and related statements of income and cash flows for the three-month stub period then ended and (ii) the Lead Arrangers have already received such audited financials for the fiscal years of the Acquired Business ended September 30, 2018, September 30, 2019 and September 30, 2020) and (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for each of the first three fiscal quarters of the Acquired Business ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (it being understood and agreed that no unaudited financial statements of the Acquired Business shall be required for any fiscal quarter ending prior to March 31, 2020); and

(iii) a pro forma consolidated balance sheet of the Company and its subsidiaries (including the Acquired Business) and a pro forma consolidated statement of income of the Company and its subsidiaries (including the Acquired Business) as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which historical financial statements of the Borrower are provided pursuant to paragraph 8(i)(I) or 8(i)(II), prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period, as applicable, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805 (formerly SFAS 141R), tax adjustments, deferred taxes or similar pro forma adjustments) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations reasonably determined by the Borrower).

9.            All costs, fees and expenses (including, without limitation, legal fees and expenses) payable to each Agent and the Lenders in connection with the Transactions shall have been paid (or shall be paid from or offset against the proceeds of the initial fundings under the Term Loan B Facility) to the extent due pursuant to the Commitment Letter or the Fee Letter and to the extent a reasonably detailed invoice has been delivered to the Borrower at least two business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

10.          So long as requested at least 10 business days prior to the Closing Date, the Agents shall have received at least three business days prior to the Closing Date all documentation and other information (including Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

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11.         The Borrower (a) shall have delivered (or caused to be delivered) to the Lead Arrangers the financial statements referred to in paragraphs 8(i) or 8(ii) above (collectively, the “Required Information”) and (b) shall have provided the Lead Arrangers prior to the Closing Date a single period of not less than 15 consecutive business days after the Lead Arrangers’ receipt of the Required Information (assuming that the Closing Date were to occur on the last day of such period of fifteen (15) consecutive Business Days) (the “Marketing Period”) to attempt to syndicate the Term Loan B Facility (provided that (i) the Marketing Period shall be deemed not to commence until the earlier of (x) the delivery of audited financial statements for the Company for the fiscal year ended December 31, 2020 and audited financial statements for the Acquired Business for the fiscal year ended September 30, 2020 and the stub period ended December 31, 2020 and (y) February 1, 2021 (provided that this provision shall not limit the requirement to deliver the Required Financial Information as a condition to the start of the Marketing Period, (ii) the Marketing Period shall not be required to be consecutive to the extent it would include any date from November 25, 2020 through and including November 27, 2020, July 2, 2021, July 5, 2021, and any date from November 24, 2021 through and including November 26, 2021 (which dates shall not count for purposes of the 15 consecutive Business Day period), (iii) if such period has not ended on or prior to December 17, 2020, then it will not commence until on or after January 4, 2021, (iv) if the Marketing Period has not ended prior to August 27, 2021, then it will not commence until September 6, 2021, and (v) if such period has not ended on or prior to December 17, 2021, then it will not commence until on or after January 4, 2022. If the Borrower in good faith reasonably believes it has delivered the Required Information, it may deliver to the Lead Arrangers a written notice to that effect, in which case the Borrower will be deemed to have completed delivery of the Required Information, and the Marketing Period will be deemed to have commenced on the date such notice is delivered to the Lead Arrangers, in each case, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Information and, not later than 5:00 p.m. (New York time) two business days after the delivery of such notice by the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which elements of the Required Information have not been delivered); provided, that the delivery of newly available financial statements pursuant to paragraph 8 above during or after such 15 consecutive business day period shall not restart the Marketing Period; provided further, that notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time at which (and so long as) the Lead Arrangers shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Borrower.

(12)        The Borrower shall have requested an aggregate principal amount of the Term Loan to be funded on the Closing Date of not less than $150,000,000.

(13)         On the Closing Date, after giving effect to the Transactions, the Borrower and its subsidiaries (including the Acquired Business) shall not have any outstanding third party indebtedness for borrowed money other than (i) the Facilities, (ii) intercompany indebtedness among the Borrower and its subsidiaries (including the Acquired Business) and (iii) other indebtedness approved by the Lead Arrangers in their discretion.

(14)        There shall not have been any amendments to the terms of the Series A Preferred Stock, compared to those delivered to the Lead Arrangers prior to the date hereof, that would be adverse to the interests of the Lenders in any material respect, without the prior written consent of the Lead Arrangers.

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ANNEX I TO CONDITIONS ANNEX

FORM OF SOLVENCY CERTIFICATE

[●], _____

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [●], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries on a consolidated and going concern basis; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, on a consolidated basis, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts (including current obligations and contingent liabilities) as such debts mature and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [___]
Title: Chief Financial Officer

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